Exhibit 10.14

LEASE

278 UNIVERSITY INVESTORS, LLC,

a California limited liability company

as Landlord,

and

INVITAE CORPORATION,

a Delaware corporation,

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE

1.	Date:	OCT 31, 2012

2.	Landlord:	278 UNIVERSITY INVESTORS, LLC,
a California limited liability company

3.	Address of Landlord (Section 26.19):	278 UNIVERSITY INVESTORS, LLC
c/o Ventana Property Services
975 High St.
Palo Alto, CA 94301
Attn: Joseph F. Martignetti, Jr.

4.	Tenant:	INVITAE CORPORATION,
a Delaware corporation

5.	Address of Tenant (Section 26.19):	Prior to Rent Commencement Date:

INVITAE CORPORATION
458 Brannan St.
San Francisco, CA 94107
Attention: Richard Tompane

From and After Rent Commencement Date:

INVITAE CORPORATION
The Premises
Attention: Richard Tompane

6.	Premises (Article 1):

TERMS OF LEASE

	6.1	Premises:

Approximately eight thousand three hundred forty eight (8,348) rentable square as determined by Landlord’s method of measurement (which has been explained to Tenant) and, for purposes of this Lease, agreed to contain such number of square feet. The Premises is located on the first and second floor of the Building (as defined below) and consists of (i) six thousand four hundred ninety nine (6,499) rentable square feet located on the second floors of the Building and commonly known as Suite 200, as described more particularly in Exhibit A-1 attached hereto (collectively, the “Second Floor Premises”), and (it) one thousand eight hundred forty nine (1,849) rentable square feet located on the first floor of the Building and commonly known as Suite 120, as described more particularly in Exhibit A-2 attached hereto (collectively, the “First Floor Premises”). The Building and the Premises are not subject to re-measurement unless, pursuant to a written amendment to this Lease signed by both Landlord and Tenant, space is subtracted therefrom or additional space is added thereto. Recognizing that both Landlord and Tenant have agreed to the foregoing rentable square footage number and have agreed that there will be no re-measurement except as expressly provided above, Landlord has given Tenant the opportunity to measure the Building and the Premises and has encouraged Tenant to do so, and Tenant hereby confirms that it has elected, in its sole discretion and without reliance on any representation by Landlord or its agents or any brokers, not to measure the Building or the Premises.

	6.2	Building:

The building to be constructed pursuant to this Lease which is to be located at 278 University Avenue, Palo Alto, California, together with any alterations, modifications, replacements or renovations thereto following the mutual execution and delivery of this Lease

7.	Term (Article 2):

	7.1	Lease Term:	Approximately seven (7) years, unless sooner terminated or extended in accordance with the provisions of this Lease.

TERMS OF LEASE

	7.2	Lease Commencement Date:

The date that Landlord delivers the Premises to Tenant in a condition enabling Tenant to commence its Tenant Improvements (as defined in Exhibit B attached hereto), as reasonably determined by Landlord. The Lease Commencement Date is anticipated to be November 1, 2012 (the “Anticipated Lease Commencement Date”).

	7.3	Rent Commencement Date;

The date that is one hundred five (105) days following the Lease Commencement Date; provided that, in the event Tenant first conducts business in the Premises prior to said date, the Rent Commencement Date shall be the date Tenant first conducts business in the Premises.

	7.4	Lease Expiration Date:	The last day of the month in which the seventh (7th) anniversary of the Rent Commencement Date occurs.

	7.5	Option to Extend:	One (1) extension term of seven (7) years

8.	Base Rent (Article 3):

Monthly
Installment
Months	of Base Rent

Rent Commencement Date -12th full calendar month of Term	$55,514.20
Months 13-24	$57,179.63
Months 25-36	$58,895.01
Months 37-48	$60,661.87
Months 49-60	$62,481.72
Months 61-72	$64,356.17
Months 73- Lease Expiration Date	$66,286.86

9.	Additional Rent (Article 4):

	9.1	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:
40.76%

10.	Security Deposit (Article 20):		$992,807.68

11.	Parking (Article 24):		None.

12.	Brokers (Section 26.25):		Cornish & Carey Newmark Knight Frank representing Landlord and Cresa representing Tenant

13.	Guarantor(s) (Section 26.32):		None

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference, dated as of the date set forth in Section 1 of the Summary, is made by and between 278 UNIVERSITY INVESTORS, LLC, a California limited liability company (“Landlord”), and INVITAE CORPORATION, a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1          Real Property, Building and Premises.

1.1.1       Premises and Real Property. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary (the “Building”). The outline of the floor plan of the Premises is set forth in Exhibit A-1 and Exhibit A-2 attached hereto. The Building, any outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property”.

1.1.2       Tenant’s and Landlord’s Rights. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located in the Building or on the Real Property that are designated by Landlord from time to time as common areas for the Building (collectively, the “Common Areas”) for the purposes for which they were designed and intended and for no other purposes whatsoever; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Real Property, and (B) the rules and regulations set forth in Exhibit D attached hereto, and such reasonable, nondiscriminatory revisions to such rules and regulations not inconsistent with the terms and provisions of this Lease, as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) subject to Article 25 below, Tenant may not go on the roof of Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord, Landlord reserves the right from time to time to use any of the Common Areas of the Building, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and Common Areas, and (y) expanding or decreasing the size of the Real Property and the Building and any Common Areas and other elements thereof, thereon and therefrom; (2) close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Building; and (3) perform such other acts and make such other changes with respect to the Building as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not unreasonably interfere with the use of the Premises by Tenant or Tenant’s access to the Premises, and do not increase Tenant’s obligations hereunder. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.

1.2          Condition of Premises. Tenant acknowledges that, as of the date of this Lease, the Building has not yet been constructed and the Landlord Work has not been completed. Landlord warrants that (i) the Landlord Work shall be Substantially Completed in accordance with the Final Warm Shell Plans (as defined in Exhibit B attached hereto), as modified by any Change Orders (as defined in Exhibit B attached hereto) approved in writing by Landlord and Tenant pursuant to the express provisions of Exhibit B, subject only to items described in the Punch List, (ii) upon Substantial Completion of the Landlord Work, the then existing electrical, plumbing, lighting, and heating, ventilating and air conditioning systems are in good working condition and repair subject to maintenance, repairs or replacement required by the negligence, misuse or misconduct of Tenant or alterations or improvements made by Tenant and (iii) upon Substantial Completion of the Landlord Work, all interior and exterior elements of the Building for which Landlord is responsible as part of the Landlord Work shall be constructed in compliance with all Laws (as defined below) (specifically including, without limitation, accessibility Laws) applicable thereto for general office use (as opposed to any specific use intended by Tenant) to the extent such Laws were applicable to the Landlord Work at the time of construction. The warranty described in the foregoing sentence shall commence upon Substantial Completion of the Landlord Work and shall continue for a period of one hundred twenty (120) days thereafter (the “Warranty Period”), In the event that Tenant discovers a breach of the warranties expressly described in this Section 1.2, Tenant shall promptly notify Landlord of such noncompliance. In the event Tenant notifies Landlord of any noncompliance with said warranties during the Warranty Period and as Tenant’s sole and exclusive remedy for a breach of said warranties, Landlord shall promptly undertake to complete any required repairs or replacements identified in Tenant’s notice and such repairs or replacements shall be expeditiously completed at Landlord’s sole cost and expense, without reimbursement by Tenant. Except as otherwise expressly set forth in this Section 1.2 and for such contractor warranties assigned by Landlord to Tenant as set forth in Exhibit B hereunder, Landlord makes no warranties with regard to the condition of the Premises or the Building and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “AS IS” condition on the Lease Commencement Date. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS, AND TENANT WAIVES THE BENEFIT OF, ANY AND ALL IMPLIED WARRANTEES, INCLUDING IMPLIED WARRANTIES OF HABIT ABILITY AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

1.3          Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable or usable square feet of the Premises and Tenant hereby waives any and all claims at law or in equity based on the determination of rentable square feet set forth in Section 6.1 of the Summary.

ARTICLE 2

LEASE TERM

2.1          Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on Lease Commencement Date described in Section 7.2 of the Summary and shall terminate on the Lease Expiration Date set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated or extended as hereinafter provided. If Landlord does not deliver possession of the Premises to Tenant on or before the Anticipated Lease Commencement Date (as set forth in Section 7.2 of the Summary) or any other date, Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. Notwithstanding the foregoing provisions of this Section 2.1 or anything else in this Lease to the contrary, if the Lease Commencement Date does not occur prior to April 1,2013 for any reason other than delays caused by Tenant, Tenant shall have the right, as Tenant’s sole and exclusive remedy for a delivery failure, to terminate this Lease by written notice to Landlord delivered prior to the Lease Commencement Date and upon such termination all sums previously deposited with Landlord shall be refunded to Tenant and thereafter the parties shall have no further rights or obligations hereunder (except to the extent otherwise expressly set forth herein). Within a reasonable period of time after the date Tenant takes possession of the Premises Landlord shall deliver to Tenant a Commencement Date Memorandum in the form attached hereto as Exhibit C, attached hereto, setting forth the Lease Commencement Date, the Rent Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within ten (10) days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such 10-day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment.

2.2          Options to Extend. Provided the Lease is in full force and effect and no Event of Default is outstanding at the time of notification or commencement, Tenant shall have the option to extend the Term of this Lease as set forth in Section 7.5 of the Summary, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth herein. The extension right described herein is personal to INVITAE CORPORATION, a Delaware corporation and its Permitted Transferees (as defined below), and shall not otherwise be assigned or transferred and may only be exercised if Tenant is then in possession of the entire Premises If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice of such election not more than fifteen (15) months or less than nine (9) months prior to the then existing Lease Expiration Date, time being of the essence. If Tenant fails to timely provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease. Any extension of the Term shall be upon all the terms and conditions set forth in this Lease, except that: (i) Landlord shall not be obligated to perform any remodeling, renovation, alteration or improvement work in the Premises; (ii) Landlord shall not be obligated to pay any commission to any broker with regard to extension of the Term; (iii) Base Rent for the extension term shall be at Fair Market Rental (as defined below) for the Premises.

2.2.1.      For the extension period, the Rent in effect at the expiration of the then current term of the Lease shall be adjusted to reflect the then current Fair Market Rental. “Fair Market Rental” shall mean the monthly amount, projected during the relevant period of time, that a willing, comparable non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing comparable landlord of a comparable quality office building located in the Downtown Palo Alto rental market would accept, at arm’s length, to renew a lease for space of comparable size, quality, ceiling height, loading capabilities and power capacities as the Premises, taking into account the age, quality and layout of the Premises and also taking into account the provisions of this Lease and other items that professional real estate brokers customarily consider in calculating renewal rents such as current rental rates, escalation clauses, operating expense pass-through charges, rent abatement provisions (if any), tenant improvement allowances (if any), tenant size and creditworthiness and other factors typically considered by landlords of such similar facilities in the Downtown Palo Alto rental market. Notwithstanding the foregoing, in no event shall the Fair Market Rental for the option period be less than the highest per square foot Base Rent during the preceding period of the Lease Term.

2.2.2.      Landlord and Tenant shall endeavor to agree upon the Fair Market Rental. If they are unable to so agree within thirty (30) days after receipt by Landlord of Tenant’s notice of exercise of an option, Landlord and Tenant shall mutually select a licensed real estate broker who is active in the leasing of similar buildings in the Downtown Palo Alto rental market. If Landlord and Tenant are unable to agree on a broker within fifteen (15) days following the expiration of said thirty (30) day period, the parties shall jointly petition the Superior Court of San Mateo County to appoint a neutral broker similarly qualified. Landlord shall submit Landlord’s determination of Fair Market Rental and Tenant shall submit Tenant’s determination of Fair Market Rental to such broker, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker if Landlord and Tenant do not promptly agree). The broker shall select either Landlord’s or Tenant’s determination as the Fair Market Rental, and such determination shall be binding on Landlord and Tenant. If Tenant’s determination is selected as the Fair Market Rental, then Landlord shall bear all of the broker’s cost and fees. If Landlord’s determination is selected as the Fair Market Rental, then Tenant shall bear all of the broker’s cost and fees.

2.2.3.      In the event the Fair Market Rental for the option period has not been determined at such time as Tenant is obligated to pay Base Rent for said period, Tenant shall pay as Base Rent pending such determination, the Base Rent in effect for such space immediately prior to the option period; provided, that upon the determination of the applicable Fair Market Rental, any shortage of Base Rent paid, together with interest at the rate specified in the Lease, shall be paid to Landlord by Tenant.

ARTICLE 3

BASE RENT

Commencing on the Rent Commencement Date, Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office for the Building, or at such other place as Landlord may from time to time designate in writing, in cash or other immediately available good funds, base rent (“Base Rent”) as set forth in

Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term in which Base Rent is payable hereunder, along with Landlord’s estimate of Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for the first full month of the Lease Term, shall be paid at the time of Tenant’s execution of this Lease and shall be applied to Rent first due hereunder. If any rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Upon any Event of Default, Landlord shall be entitled to recover from Tenant the then unamortized portion of any Base Rent abated pursuant to Section 8 of the Summary.

ARTICLE 4

ADDITIONAL RENT

4.1          Additional Rent. Commencing on the Rent Commencement Date, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses; plus (ii) Tenant’s Share of the annual Tax Expenses; plus (iii) Tenant’s Share of the annual Utilities Costs. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4, to the extent allocable to the Lease Term, shall survive the expiration of the Lease Term.

4.2          Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1       “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building and the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.2 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Building; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Building (provided however property management fees shall be commercially reasonable and shall in no event exceed five percent (5,0%) of gross Building revenue); (v) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building; (viii) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building; (x) earthquake insurance premiums and deductibles; and (xi) the cost of any improvements, repairs, replacements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building, (II) made to the Building or the Real Property or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (III) which are reasonably determined by Landlord to be in the best interests of the Building or the Real Property (excluding, however, the addition of rentable square footage to the Building); provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost at a rate reasonably determined by Landlord but which rate shall in no event be less than Landlord’s actual cost of funds) over its useful life as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than one hundred percent (100%) occupied, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Operating Expenses shall not include any of the following: (a) leasing commissions; (b) the cost of improvements installed for the exclusive use of other tenants or occupants of the Building; (c) wages, salaries, fees and fringe benefits paid to employees or officers of Landlord above the level of property manager; (d) costs for which Landlord has received actual reimbursement from others (other than through Operating Expenses); (e) costs to correct any construction or design defects in the Building or to construct capital improvements to comply with any private restrictions, underwriter’s requirement or Law that were applicable to the Building on the Lease Commencement Date; (f) costs of attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (g) costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Building; (h) costs of special services provided solely to an individual tenant of the Building other than Tenant; (i) costs which are generally treated as a capital expenditure, except to the extent expressly authorized in subsection 4.2.1 (xi) above; (j) Utilities Costs; (k)Tax Expenses; or (1) costs due to Landlord’s active gross negligence or willful misconduct or costs for which landlord has been actually reimbursed through insurance.

4.2.2       “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.3       “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the Building or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building were fully constructed, and (ii) the Building and all tenant improvements therein were fully assessed for real estate tax purposes.

4.2.3.1    Tax Expenses shall include, without limitation:

(i)               Any tax on Landlord’s rent, right to rent or other income from the Building or as against Landlord’s business of leasing any of the Building;

(ii)              Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease; provided, however, that Landlord shall in each case elect to pay any such assessments, taxes, fees, levies and charges over the course of the longest term permitted by applicable Laws provided such election does not require Landlord to incur any additional costs or expenses;

(iii)             Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)             Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)              Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.3.2    Notwithstanding anything to the contrary contained in this Section 4.2.3, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses or Utilities Costs, (iii) any items paid by Tenant under Section 4.4 of this Lease and (iv) any penalties resulting from Landlord’s late payment or nonpayment of any Tax Expenses (except to the extent due to a breach by Tenant of its obligations under this Lease).

4.2.4          “Tenant’s Share” shall mean the percentage set forth in Section 9.1 of the Summary. Tenant hereby waives any and all claims at law or in equity based on Landlord’s determination of Tenant’s Share. Notwithstanding the foregoing or anything to the contrary in this Lease, to the extent any Utilities Costs or Operating Expenses paid by Landlord are allocated entirely to the Premises by the applicable provider or are otherwise equitably allocable to only the Premises, at Landlord’s election, Tenant’s Share shall be deemed to be one hundred percent (100%) of such Utilities Costs or Operating Expenses based on such allocation by said provider or such equitable allocation by Landlord.

4.2.5       “Utilities Costs” shall mean all actual charges for utilities for the Building which Landlord shall pay, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, the cost of electricity to operate the HVAC units) and other utilities as well as related fees, assessments and surcharges (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Building is one hundred percent (100%) occupied. If Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant; provided however, if Tenant has undertaken to obtain its own utilities instead of from Landlord, then Tenant’s Share of such Utility Costs shall be reduced by the amount paid by Tenant for such utilities. Utilities Costs shall include any costs of utilities which are allocated to the Building under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Building or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Building.

4.3          Calculation and Payment of Additional Rent.

4.3.1       Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the thirtieth (30th) day of June following the end of each calendar year during the Lease Term, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding calendar year. Upon receipt of the Statement for each calendar year ending during the Lease Term, Tenant shall pay, within fifteen (15) days following delivery of the Statement, the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Expenses for such calendar year, less the amounts, if any, paid during such calendar year as “Estimated Expense Payments,” as that term is defined in Section 4.3.2 of this Lease. If, the Estimated Expense Payments made by Tenant for any calendar year exceed the actual amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Expenses for such calendar year, Landlord shall credit such excess to Tenant for sums then due or coming due hereunder or, at Landlord’s option, pay such excess to Tenant provided, however, that if Tenant is in default hereunder beyond any applicable notice and cure period set forth in Section 19.1 below, such payment shall be delayed until such time that Tenant has cured such default (or, at Landlord’s option, applied to the extent necessary to cure such default). The failure of Landlord to timely furnish the Statement shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2       Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant, on or before March 1 of each calendar year during the Lease Term, a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Article 4 shall be and the estimated amount of Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (the “Estimated Expense Payments”) for such calendar year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from enforcing its rights to collect any Operating Expenses, Tax Expenses or Utilities Costs under this Article 4. Upon delivery of the Estimate Statement, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Expense Payments for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expense Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4          Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord or specifically excluded from the definition of Tax Expenses), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1       said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2       said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building; or

4.4.3       said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5          Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord, within fifteen (15) days after demand therefor, a late charge equal to ten percent (10%) of the amount due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America {or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

4.6          Landlord’s Books and Records. Upon Tenant’s written request given not more than sixty (60) days after Tenant’s receipt of a Statement, and provided that Tenant is not then in monetary or material non-monetary default under this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with reasonable supporting documentation pertaining to the Statement Landlord shall provide said information pertaining to the relevant Statement within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized accounting firm, and (B) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the amounts set forth in the Statement at Landlord’s corporate offices, provided that (i) Tenant is not then in default under this Lease (ii) Tenant has paid all amounts required to be paid under the applicable Statement, and (iii) a copy of the audit agreement between Tenant and its particular auditor has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s auditors shall be delivered concurrently to Landlord and Tenant within the Review Period. Tenant’s failure to audit the amount set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s books and records and to contest the amount of Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such books and records and/or to contest the amount of Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Second Floor Premises solely for general office use and shall use the First Floor Premises for the retail sale of health information applications and appliances and professional services associated therewith (the “Permitted Use”), and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever, Notwithstanding the foregoing, Tenant understands and acknowledges that use of the Premises is ultimately limited by, among other things, applicable Laws, specifically including, without limitation, zoning ordinances of the City of Palo Alto, and Landlord makes no representation or warranty whatsoever with regard to whether any prospective use of the Premises (including, without limitation, the Permitted Use) is permitted under applicable Laws. Within five (5) days following Landlord’s request, Tenant shall provide Landlord any evidence reasonably requested by Landlord confirming Tenant’s use of the Premises is in compliance with applicable Laws. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose hi violation of the provisions of Exhibit D attached hereto (or any reasonable modifications thereto of which Tenant has notice) or in violation of the laws, ordinances, regulations, codes, orders or requirements of the United States of America, the State of California, or the local municipal or county governing body or other lawful authorities having jurisdiction over the Building, including, without limitation, the City of Palo Alto (collectively, “Laws”). Tenant shall not violate any recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Building. All noise and odors generated by Tenant in its use of the Premises shall be confined, abated or muffled so that it does not unreasonably interfere with the businesses of or unreasonably annoy the occupants and/or users of other properties or premises. Tenant shall at all times maintain the Premises in a clean, neat and orderly condition. Notwithstanding anything in this Lease to the contrary, (i) Tenant shall not permit or suffer the Second Floor Premises to be occupied by more than five employees per thousand square feet (5/1000) at any one time and (ii) Tenant shall not permit or suffer the First Floor Premises to be occupied by more than four employees per thousand square feet (4/1000) at any one time.. Tenant shall not commit or allow to be committed any waste in or upon the Premises and shall refrain from using or permitting the use of the Premises or any portion thereof as living quarters, sleeping quarters or for lodging purposes.

ARTICLE 6

SERVICES AND UTILITIES

6.1          Standard Tenant Services, Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1       Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Saturday, during the period from 7:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Independence Day, Thanksgiving Day and, Christmas Day.

6.1.2       Landlord shall provide adequate electrical wiring and facilities for the Permitted Use as reasonably determined by Landlord.

6.1.3       Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4       Landlord shall provide janitorial service to the Premises consistent with other similar Buildings in Downtown Palo Alto.

6.2          Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the actual and reasonable cost thereof, including the actual and reasonable cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or ah” conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed two (2) watts connected load per square foot of usable area of the Premises, calculated on a monthly basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, within thirty (30) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation) and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within thirty (30) days after demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such heating, ventilating and air conditioning to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, which shall be no more than the costs of similar after hours services customarily imposed by landlords of similar buildings in Downtown Palo Alto, and (iii) Tenant shall pay such cost within thirty (30) days after billing, as additional rent.

6.3          Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything to the contrary in this Lease, if the Premises are not reasonably suitable for Tenant’s use as a consequence of utilities interruption caused by the gross negligence of Landlord or its agents, employees or contractors and if restoration of such utilities service is within the reasonable control of Landlord, then Tenant shall be entitled to an equitable abatement of Rent to the extent such interference continues for more than five (5) consecutive business days.

6.4          Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within thirty (30) days of billing, the sum of all costs to Landlord of such additional services, plus a reasonable administration fee. Charges for any utilities or services for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

ARTICLE 7

REPAIRS

7.1          Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements (specifically including, without limitation, the Tenant Improvements (as defined in Exhibit B attached hereto) and any Alterations (as defined below)), plate glass, doors and related hardware, equipment, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2          Landlord’s Repairs. Subject to Articles 4, 11 and 12 of this Lease, Landlord shall repair and maintain the common areas and the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning, fire suppression and electrical systems serving the Building (except to the extent said systems are located in or exclusively service the Premises, in which event Tenant shall be responsible therefor); provided, however, that to the extent such maintenance and repairs are necessitated by the act, omission, negligence or willful misconduct of Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1          Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations. Notwithstanding the foregoing, Tenant may construct, without Landlord’s consent, Alterations in the Premises, the cost of which do not exceed Twenty Thousand Dollars ($20,000) per year, and which do not affect the structural components of the Building or the Systems and Equipment or which cannot be seen from outside the Premises (collectively, “Minor Alterations”); provided, however, Tenant shall notify Landlord at least fifteen (15) days prior to commencing such Minor Alterations, which notice shall describe in reasonable detail the scope of Minor Alterations Tenant intends to perform or cause to be performed. Landlord shall not be entitled to a supervision fee with respect to Minor Alterations.

8.2          Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Palo Alto, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants of the Building, or interfere with the labor force working at the Building. If Tenant makes any Alterations, Tenant agrees to carry a commercial general liability insurance policy, as well as “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, or cause its general contractor to carry such insurance, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, with respect to Alterations costing in excess of One Hundred Thousand Dollars ($100,000) per project, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3          Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, including any cabling and wiring associated with any telephone system or network, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon the expiration or earlier termination of this Lease; provided, however, Tenant’s trade fixtures and equipment shall remain the property of Tenant and shall be removed by Tenant pursuant to the provisions of Section 15.2 below prior to the expiration or earlier termination of this Lease.

Notwithstanding the foregoing provisions of this Section 8.3, upon request by Landlord prior to the expiration of this Lease (or anytime following any earlier termination of this Lease) Tenant shall remove, prior the expiration or early termination of the Lease Term (or anytime following any earlier termination of this Lease), any improvements or Alterations (including any cabling and wiring associated with any telephone system or network) constructed by or for the benefit of Tenant and shall repair any damage to the Premises and Building caused by such removal; provided, however, promptly following Tenant’s written request for confirmation, which request must be made by Tenant no sooner than ninety (90) days prior to expiration of the Lease Term. Landlord shall confirm which improvements and Alterations Landlord will permit to remain upon expiration of the Lease Term. Furthermore, if Tenant fails to complete such removal and/or to repair any damage caused by the removal of any improvements or Alterations (including any cabling and wiring associated with any telephone system or network), Landlord may do so and may charge the cost thereof to Tenant (together with a five percent (5%) supervision/administration fee), and Tenant shall pay such cost to Landlord within thirty (30) days of being billed for the same.

8.4          Tenant Improvements. The provisions of the foregoing Sections 8.1 and 8.2 shall not be applicable to the design and construction of the Tenant Improvements (which design and construction shall instead shall be governed by Exhibit B attached hereto); however, for all other purposes under this Lease, the phrase “Alterations” shall be deemed to also include the Tenant Improvements.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Building or the Real Property, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Building or the Real Property with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1        Indemnification and Waiver. To the maximum extent permitted by law, Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises, the Building or the Real Property from any cause whatsoever and agrees that neither Landlord or its officers, agents, property managers, servants, lenders, employees, and independent contractors (collectively, “Landlord Parties”) shall be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons-or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. To the maximum extent permitted by law, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all losses, claims, costs, damages, expenses, causes of action and liabilities (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from (i) any breach or default by Tenant under this Lease, (ii) any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement operation and removal of Alterations, improvements, fixtures, furniture, devices, apparatus and/or equipment in, on or about the Premises), or (iii) the negligence or willful misconduct of Tenant or its contractors, agents, servants, employees, licensees or invitees (collectively, “Tenant Parties”); provided, however, that the terms of the foregoing indemnity shall not apply to the gross active negligence or willful misconduct of Landlord Parties. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2        Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Premises, the Building, the Common Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, or (iii) could give to the insurance carrier the right to cancel any of such policies. If the nature of Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3        Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1     Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non-owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than;

Bodily Injury and	$2,000,000 each occurrence
Property Damage Liability	$3,000,000 annual aggregate

Personal Injury Liability	$2,000,000 each occurrence
$3,000,000 annual aggregate
0% Insured’s participation

10.3.2     Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Alterations, including any Alterations which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises and (iv) all plate glass and exterior glazing. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3     Workers’ compensation insurance as required by law.

10.3.4     Loss-of-income, business interruption and extra-expense insurance providing coverage in such amounts as will reimburse Tenant for no less than twelve (12) months of direct and indirect loss of earnings attributable to all perils commonly insured against by Tenant’s property insurance required hereunder or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5     Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6     The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise reasonably acceptable to Landlord and licensed to do business in California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed-unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause reasonably acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4        Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance, regardless of any negligence on the part of either party.

10.5        Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may he reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1        Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall (i) within sixty (60) days following such fire or casualty, notify Tenant in writing of Landlord’s reasonable expectation of the time required to restore any damage to the Premises caused by such fire or other casualty (the “Restoration Notice”), and (ii) promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other Laws or by the holder of a mortgage on the Building or the Real Property, or the lessor of a ground or underlying lease with respect to the Building and/or the Real Property, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease to the extent attributable to any Alterations, and Landlord shall repair any injury or damage to the tenant improvements and Alterations installed in the Premises and shall return such tenant improvements and Alterations to their original condition; provided that if the reasonably estimated cost of restoring such Alterations, as reasonably determined by Landlord’s contactor prior to restoration, exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, then the positive difference between the reasonable estimated cost of such repairs and the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or wireless/Wi-Fi network. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Tenant shall be entitled to a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the all or a portion of the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2        Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date as of the date of such damage, giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Building and/or the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such damage. In the event Landlord elects to restore the Premises or the Building, and the Restoration Notice estimates that the time required for such restoration shall exceed one year, Tenant shall have the right to terminate this Lease upon written notice to Landlord within ten (10) days following Tenant’s receipt of the Restoration Notice. In addition, if Landlord elects to restore the Premises or the Building, and such restoration exceeds Landlord’s estimate set forth in the Restoration Notice by a period of more than ninety (90) days, Tenant shall have the right to terminate this Lease upon written notice to Landlord, delivered not more than ten (10) days following such additional ninety (90) day period. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all farther obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3        Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

12.1        Permanent Taking. If the whole or any part of the Premises, Building or the Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or the Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Building or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2        Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that so long as Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure period, Tenant shall peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1        Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information relating to the business of the proposed Transferee as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent (if required hereunder) shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2        Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1     The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2     The Transferee intends to use the Subject Space for purposes winch are not permitted under this Lease;

14.2.3     The Transferee is either a governmental agency or instrumentality thereof;

14.2.4     The Transfer will result in more than the legally permitted number of occupants per floor within the Subject Space;

14.2.5     The Transferee is not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Tenant under the Lease (or in the case of a subletting, then its obligations under the sublease) from and after the date of transfer, as reasonably determined by Landlord taking into account all relevant facts and circumstances;

14.2.6     The proposed Transfer would cause Landlord to be in violation of another lease with a tenant in the Building, or would give an occupant of the Building a right to cancel its lease;

14.2.7  The terms of the proposed Transfer will grant the Transferee the right to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant, or will require Tenant to exercise such right on behalf of such Transferee; or

14.2.8  Either the proposed Transferee (or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee) is negotiating with Landlord, or has negotiated with Landlord during the prior six (6) month period, to lease space in the Building.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3        Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i)any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord as required herein), and (ii) any reasonable brokerage commissions and reasonable attorneys’ fees in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4        Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until, at Landlord’s election, (i) the last day of the term of the Transfer as set forth in the Transfer Notice or (ii) the expiration of the Lease Term. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5        Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6        Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law during the Term, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, or the dissolution of the partnership, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of thirty percent (30%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death) during the Term, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7        General Conditions Applicable to Transfer. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease or similar occupancy arrangement, Landlord shall have the right, in its sole and absolute discretion, to: (a) treat such sublease or occupancy agreement as canceled and repossess the entire Premises by any lawful means, or (b) require that such subtenant or occupant attorn to and recognize Landlord as its landlord under any such sublease or occupancy agreement. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized to direct any subtenant or occupant to make all payments under or in connection with a sublease or occupancy agreement directly to Landlord (which landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such subtenant or occupant shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.

14.8        Permitted Transfers. Notwithstanding anything to the contrary in this Lease but subject to the last sentence of this Section 14.8), Tenant may, without Landlord’s prior written consent and without the right of recapture or any participation by Landlord in assignment and subletting proceeds, sublet the Premises or assign the Lease to: (i) a parent, subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) an acquirer or purchaser of all or substantially all of Tenant’s assets in the geographic market area; (iii) any entity resulting from a merger, nonbankruptcy consolidation, or other nonbankruptcy reorganization of Tenant (which shall include a change of control of Tenant resulting from any of the foregoing); and/or (iv) any entity or person by sale or other transfer of a percentage of capital stock of Tenant which results in a change of controlling persons. Any of the above are referenced hereafter as “Permitted Transfer” and the transferee is referenced as “Permitted Transferee”. For the purpose of this Lease, sale of Tenant’s capital stock through any public exchange or the issuance of capital stock in connection with a bona fide financing of Tenant shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises. The foregoing rights of Tenant under this Section 14.8 are expressly subject to the satisfaction of all of the following conditions: (l)the transfer contemplated by this Section 14.7 must be made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (2) with respect to an assignment of this Lease or a sublease of more than fifty percent (50%) of the Premises, the proposed successor to Tenant must have a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is at least equal to the net worth of Tenant (A) immediately prior to the proposed assignment or sublease, or (B) on the Lease Commencement Date (as evidenced by the financial statements delivered to Landlord in connection with the negotiation of this Lease), whichever is greater, (3) Tenant shall deliver proof reasonably satisfactory to Landlord of such net worth and compliance with the other provisions of this Section 14,8 at least 10 days prior to the effective date of any such transaction (or immediately after such transaction if disclosure is prohibited by legally enforceable confidentiality requirements), (4) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, and (5) Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1        Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2        Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and cabling, wiring or conduit (including any such cabling or wiring associated with any telephone system or network, if any) which may have been placed at the Building or within the Building by or on behalf of Tenant, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Any such properly not so removed by Tenant shall be deemed to be abandoned and at the option of Landlord shall either (a) become Landlord’s property without any payment to Tenant or (b) remain Tenant’s property, but Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner, provided that any proceeds realized from the sale of Tenant’s property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations under this Lease (including, without limitation, past due rent amounts and any termination damages owing by Tenant to Landlord pursuant to Article 19 hereof), and any remaining balance shall be returned to Tenant.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be required by any prospective mortgagee or purchaser of the Real Property (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Building and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding anything to the contrary in this Lease, at Tenant’s request, Landlord shall use commercially reasonable efforts to obtain from any existing or future lender which has or may have a security interest in the Building an agreement on such lender’s standard form which provides for the recognition of Tenant’s interests under this Lease so long as Tenant is not in default hereunder in the event of a foreclosure of the lender’s security interest (an “SNDA”); provided, however, (i) Landlord’s obligations to use commercially reasonable efforts to obtain a SNDA shall not require Landlord to expend attorneys’ fees or initiate legal proceedings against any lender and (ii) Landlord shall have no liability and the validity of this Lease shall not be affected in the event Landlord is unable to secure an SNDA.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1        Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1     Any failure by Tenant to pay any Rent or any other charges required to be paid under this Lease, or any part thereof, within five (5) days of the date due; or

19.1.2     Any failure by Tenant to observe or perform any other provision, obligation, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3     Abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease.

19.1.4     Any failure by Tenant to observe or perform the provisions of Sections 14.17,18 or 26.4 where such failure continues for more than three (3) business days after written notice from Landlord.

19.1.5 Tenant (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition by creditors, (iii) suffers the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffers the attachment or other judicial seizure of all or substantially all of its assets, (v) admits in writing its inability to pay its debts as they come due, or (vi) makes an offer of settlement, extension or composition to its creditors generally.

Tenant acknowledges that Landlord’s delivery of any notice described in the foregoing provisions of this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.

19.2        Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)               The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)              The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)             The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)             Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, including, without limitation, any rent abatement; and

(v)              At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1 (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3     Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3        Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so

EXHIBIT B-1

FINAL WARM SHELL PLANS

Tenant has been provided electronic access to and hard copies of a complete set of the NEW FOUR STORY COMMERCIAL SHELL BUILDING PERMIT 278 University Avenue Palo Alto, California (Permit Submission: 12.28.10 & Plan Check Response: 05.16.11) base building plans and specifications for the 278 University Avenue, Palo Alto Building as prepared by The Hayes Group and the various project engineers dated July 20, 2012 (the “Contract Documents”). The Contract Documents include, but are not limited to, all drawings and specifications as listed on the Drawing Index contained on Sheet A0.1 of the Contract Documents.

Tenant, and its agents, shall familiarize themselves with the Contract Documents and shall insure that all Tenant Improvements for the Premises are compatible with and of equal or better quality to those base Building systems defined in the Contract Documents. Should a conflict exist between the specification provided for in this Exhibit B-2 and the Contract Documents, the more stringent or higher quality application or condition shall be utilized by Tenant in the design and construction of the Tenant Improvements for the Premises.

The following exerts from the Contract Documents are included for reference purposed only into Exhibit B-1

B-1.1 Contract Document Sheet A0.1, Cover Sheet and Drawing Index

B-1.2 Contract Document Sheet A2.2, First Floor Plan

B-1.3 Contract Document Sheet A2.3, Second Floor Plan

NEW FOUR STORY COMMERCIAL SHELL BUILDING PERMIT

278 UNIVERSITY AVENUE

PALO ALTO, CA

PERMIT SUBMISSION : 12.28.10

PLAN CHECK RESPONSE : 05.16.11

PLANNING DEPARTMENT APPROVAL EXTENSION

BRYANT STREET ELEVATION 1

PROJECT CONSULTANTS

PROJECT INFORMATION

VICINITY MAP

DEFERRED SUBMITTALS

DRAWING INDEX

PLANNING NOTES

PALO ALTO FIRE DEPT. NOTES

278 UNIVERSITY AVE.
PALO ALTO
CA 94301

AC.1

UNIVERSITY AVE (WEST)
BRYANT ST

FLOOR PLAN KEYNOTES

GENERAL FLOOR PLAN SHEET NOTES

WALL & SYMBOL LEGEND

FIRST FLOOR PLAN 1

FIRST FLOOR PLAN

A2.2

FLOOR PLAN KEYNOTES

GENERAL FLOOR PLAN SHEET NOTES

WALL & SYMBOL LEGEND

SECOND FLOOR PLAN 1

SECOND FLOOR PLAN

A2.3

EXHIBIT B-2

BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS

In the construction of all tenant improvements, Tenant shall comply with all Building standards established by Landlord including, but not limited to, those contained in this Exhibit B-2. The intent of this Exhibit B-2 is to establish minimum building specifications for Tenant to require its designers, engineers and contractors to comply with in the design and construction of Tenant’s Tenant Improvements in the Premises.

Tenant has been provided access to and copies of the base building plans and specifications for the 278 University Avenue, Palo Alto Building shell as prepared by The Hayes Group and the various project engineers and as approved for building permit by the City of Palo Alto (the “Contract Documents”). Tenant, and its agents, shall familiarize themselves with the Contract Documents and shall insure that all Tenant Improvements for the Premises are compatible with and of equal or better quality to those base Building systems defined in the Contract Documents. Should a conflict exist between the specification provided for in this Exhibit B-2 and the Contract Documents, the more stringent or higher quality application or condition shall be utilized by Tenant in the design and construction of the Tenant Improvements for the Premises.

All Tenant Improvements designed and constructed by Tenant shall be limited to equipment, components, systems and materials manufactured by the same manufacturer as those base Building components, as specified in the Contract Documents and installed in the Building shell, to which such Tenant Improvement will integrate and connect. For example, the main electrical switchgear located in the basement is manufactured by General Electric. All electrical Tenant Improvement equipment, components and materials (for example subpanels, circuit breakers, etc.) are to be manufactured by General Electric and compatible with the shell Building systems. All Tenant Improvement mechanical control systems are to manufactured by Johnson Controls and be compatible with the base shell Building control system by Johnson Controls, No substitutions shall be permitted.

The following documents, establishing minimum standards and specifications, are hereby incorporated into Exhibit B-2

B-2.1 Requirements of the Working Drawings by Tenant

B-2.2 Contractor Rules and Regulations

B-2.3 Plumbing, Mechanical and Electrical Basis of Design prepared by AICES Engineering

B-2.4 Mechanical Riser Diagram for the Mechanical and Control Systems for 278 University

B-2.5 Single Line Diagram of the Electrical Systems of 278 University, Palo Alto

B-2.6 Close-Out Package Requirements

B-2.1      Requirements of the Working Drawings by Tenant

Tenant shall cause Tenant’s Architect to prepare the Working Drawings in accordance with this Exhibit B-2.1. The Working Drawings shall:

1.    Be compatible with the design and construction of the Building and the Building Systems and Equipment;

2.    Include floor plans (not less than 1/8 inch scale) indicating:

(i)                              Quantity, location and type of all partitions.

(ii)                           Quantity, location and type of all doors and frames, indicating hardware and providing keying schedule.

(iii)                        Quantity, location and type of glass partitions, windows and doors.

(iv)                       Critical dimensions necessary for construction.

(v)                                 Quantity and location of all electrical items, including without limitation, outlets, switches, telephone outlets, lighting and floor corings.

(vi)                              Quantity, location and type of equipment that will require special electrical requirements, with manufacturers’ specifications for use and operation.

(vii)                           Reflected ceiling plans including, without limitation, all lighting, vents, diffusers, recessed screens and audio visual equipment.

(viii)                        Quantity, location, weight per square foot and description of any equipment or filing system exceeding 50 psf (spread) live load.

(ix)                              Requirements for special air conditioning or ventilation-exhaust fans or equipment loads.

(x)                                 Quantity, location, type and color of floor covering.

(xi)                              Quantity, location, type and color of wall covering.

(xii)                          Quantity, location and type of plumbing.

(xiii)                       Quantity, location and type of appliances, kitchen equipment and millwork;

3.    Include details (not less than 1/4 inch scale) showing:

(i)            All millwork with verified dimensions and dimensions of all equipment to be built-in.

(ii)                                  Bracing or support of special walls, glass partitions or other features if desired (if not included with the Working Drawings, Landlord’s Engineer, at Tenant’s expense, will design all support or bracing required);

4.                                      Comply with all applicable laws, including without limitation, the provisions of the ADA;

5.                                      Comply with all applicable insurance regulations for a fire resistant Class A building with fire sprinklers;

6.                                      Include locations of all improvements including complete dimensions;

7.                                      Comply with all building standards as established by the Landlord from time to time in its sole and absolute discretion including, but not limited to:

a.              Exit Lighting by Cooper Lighting, Sure-Lites ELX Series, recessed, LED lamps, edgelit and self-powered emergency capabilities.

b.              MechoSystems Roller Shade Window Coverings, MechoShade or ElectroShade, fabric and color as selected by Landlord.

c.               Mechanical control systems by Johnson Controls, Tridium technology controls and integrated HVAC systems including, but not limited to, valves, actuators, dampers, sensors, thermostats and other control components.

d.              Security Systems as specified by Northland Controls, Inc., or such other vendor as selected by Landlord including, but not limited to, a Lenel OnGuard PCS-32ES Server System; Intelligent System Controller LNL-3300; iClass Card Contactless Smart Hexagonal Keys 2052NKNNN; Card Reader iClass RP40 (Black, Universal); CCTV EL-SR 8 Linux Hybrid NVR Appliance 2TB; Alphone Corp. Intercom System GT-DM; and CCTV Camera IP MegaDome, Color, D/N, Vandal Resistant AV2155DN. Tenant shall reimburse Landlord for its prorata share of the cost of the Building house security systems and be responsible for the cost for and installation of all security devices and systems serving and within the Premises.

8.                              Confirm and acknowledge that all ceiling heights and dimensions shown on the Landlord’s Contract Documents are estimates only. Landlord shall not be responsible or liable for delivery of the Premises to Tenant with ceiling heights and dimensions as shown on the Contract Documents. Tenant shall verify all actual ceiling heights, dimensions and field conditions and shall not rely on the Contract Documents for such. Tenant shall be solely responsible for installing the tenant improvements within the constraints of the as-built conditions of the Premises in the field upon delivery by Landlord to Tenant.

9.                              Confirm that all shaft locations within the Premises are available for Landlord’s future use. Landlord reserves the right to utilize areas designated within the Premises as shaft conditions (either existing or future) in the Contract Documents for vertical penetrations for mechanical, electrical, plumbing and building systems. Tenant shall design all interior improvements so that they do not interfere with Landlord’s future use of ail shaft areas. Tenant shall relocate any tenant improvements that interfere with Landlord’s future use of such shafts areas.

10.                       Include any other information reasonably required by Landlord, or Landlord’s Architect and consultants.

B-2.2      Contractor Rules and Regulations

The following Rules and Regulations (“R&R’s”) are to be followed by all contractors, subcontractors, suppliers, consultants and vendors (collectively, “Contractors”) that perform any tenant lease space construction or other construction-related activity (the “Work”) at 278 University Avenue, Palo Alto California (the “Premises”). The term “General Contractor” as used in these R&R’s means any Contractor that contracts directly with a tenant to perform the Work, including providing labor, materials, equipment or services. The term “Subcontractor” as used in these R&R’s means any Contractor retained by a General Contractor directly or indirectly to perform the Work, including providing labor, materials, equipment or services. If a tenant is licensed as a contractor in California and will itself be performing any of the Work, then it will be a “General Contractor” for purposes of these R&R’s and must therefore comply with all requirements of these R&R’s applicable to General Contractors. General Contractors must require their Subcontractors, suppliers and vendors of every tier to comply with the requirements of these R&R’s that apply generally to Contractors and specifically to Subcontractors, and will be responsible for their Subcontractors’, suppliers’ and vendors’ failure to do so.

I. ADMINISTRATION OF CONTRACTS

A.                                    Modifications to these R&R’s will be effective only if they are initialed by authorized representatives of both the General Contractor and Landlord. The R&R’s cannot be amended by implication, oral agreements, actions, inactions, course of conduct, or implied waiver.

B.                                    Each General Contractor must maintain and provide to Landlord, and by written agreement, must require each of its Subcontractors to maintain the insurance and the evidence of insurance required in the tenant’s lease. General Contractor shall provide Builder’s Risk Insurance for the Work.

C.                                    Contractor shall provide a single contact person. That person will be responsible to see that the Contractor complies with these R&R’s. Should that person be replaced, a replacement person shall be designated by the Contractor.

D.                                    Landlord will have no responsibility to plan, contract, schedule and execute contracts involving furniture, moving companies, telephone and telecommunication equipment, cabling and termination, computer installation and tenant signage. Promptly upon Landlord’s request, all Contractors (including consultants, suppliers and vendors directly contracted with a tenant and working within the Premises), must furnish to Landlord a certificate of insurance and/or other evidence of the insurance.

E.                                     General Contractor shall be responsible for obtaining proper permits for all Work including, without limitation, prior to inspection of fire/life safety system related alterations. Promptly upon request, such permits must be submitted to the Landlord’s designated representative as set forth in the tenant’s lease of the Premises (“Landlord’s Representative”) during or prior to inspection of the Work.

II PRE-CONSTRUCTION AND BIDDING REQUIREMENTS

A.                                    General Contractor shall be responsible for verifying all patent conditions affecting the scope of the Work prior to submitting proposals.

B.                                    General Contractor shall include in its proposals the following costs: additional security, trash removal, window removal, and any other use of the building services associated with the scope of Work.

C.                                    General Contractor shall provide for any necessary OSHA approved safety procedures, instruction, and equipment for their workers and Subcontractors.

D.                                    Although General Contractor must comply with these R&R’s, General Contractor is responsible for and has control over (i) means, methods, techniques and procedures for me Work and (ii) initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Work. General Contractor shall take all prudent precautions for safety and security of, and shall provide protection to prevent damage, injury or loss to, persons or property, including employees performing the Work, other persons that may be affected by the Work, the Work itself, and any other personal or real property that may be affected by the Work.

E.                                     General Contractor shall be responsible for the acquisition, notification and supervision of permits required for the Work. General Contractor is required to schedule, be available and resolve any notifications acquired as a result of inspections required by any government agencies whose jurisdiction includes the Premises.

F.                                      A pre-construction walk-through with General Contractor and Landlord’s Representative shall be arranged so as to note any pre-existing conditions within and to the areas affecting the scope of Work.

G.                                    Acquisition of City of Palo Alto Building Department “variances” requires approval by Landlord’s Representative (which approval shall not be unreasonably withheld, conditioned or delayed) after collaboration between General Contractor, the approved architect and/or (as applicable) engineer for the Work and governmental agencies whose jurisdiction includes the Premises.

H.                                   General Contractor shall include all costs associated with the modifications of the fire/life safety system that may he required by the scope of Work. This includes development of plans, constructing fire ratings of walls, floor, ceiling and door assemblies, as well as any changes to the mechanisms of the fire control center system and the automatic sprinkler system.

I.                                        General Contractor shall at its own expense promptly address and resolve any correction of defects in the Work within one year after substantial completion of the Work.

J.                                        General Contractor shall include a wash and (possible) re-lamp fee of all lighting fixtures within the area affected by the scope of Work, General Contractor shall specify as to whether this is included or an alternate within the proposal.

K.                                   General Contractor shall include the cost of removing and correcting exposed and concealed items caused by the Work, abandoned or non-essential equipment caused by the Work, including but not limited to any electrical and communication wiring, inoperative plumbing devices, receptacles, misc. equipment, empty conduit, etc., which exists in affected areas of the scope of Work.

L.                                     General Contractor shall include a one-time touch up paint assignment on affected areas, including wood surface doors, for after tenant move-in. The purpose of this is to fix incidental damage incurred from moving of furnishings and shall be completed within ten (5) business days after Tenant move-in or renewed occupancy of affected area.

M.                                 No storage of flammable substances outside of normal and customary construction materials will be allowed in any of the buildings on the Premises unless approved by Landlord’s Representative (which approval shall not be unreasonably withheld, conditioned or delayed) and in accordance with approved building codes and regulations.

N.                                    General Contractor shall be required to insure access to all necessary mechanical and electrical equipment after completion of the scope of Work. This includes all HVAC mixing boxes, control dampers, shut off valves, fire dampers, and any other item that pertains to maintenance and serviceability of building equipment.

O.                                    General Contractor shall use high quality workmanship practices that shall include proper wall preparation, use of sealers, primers, etc. for protection of any finishes within the scope of Work.

P.                                      Landlord’s Representative shall have the right to suspend a Contractor’s Work if such Work is presenting or may present a danger to life, safety or property, or in an emergency situation.

Q.                                    Contractors shall be licensed to the extent required by California law, and shall maintain such license in good standing so long as performing any of the Work.

III. BUILDING ACCESS AND FACILITIES COORDINATION

A.                            Landlord’s Representative shall reasonably specify the location of roll-off containers for construction trash and debris.

B.                            General Contractor shall notify Landlord’s Representative of any hazardous materials (other than those contained in standard tenant improvement construction materials) being used for the scope of Work and storage provisions for such products. Such use must have prior written consent from Landlord’s Representative before the introduction of such materials into the Premises.

C                                       General Contractor shall maintain an on-site superintendent who will provide direct supervision of all of the Work being performed, including the delivery of materials. Such supervisory personnel shall be fully empowered to coordinate, respond to and authorize Subcontractors to perform such of the Work as necessary to enable the scope of Work.

IV. FINISH PROTECTION AND HOUSEKEEPING

A.                                    General Contractor shall provide for reasonable removal of all debris that arises during the course of construction in affected areas. Building trash receptacles and dumpsters shall not be used by Contractor.

B.                                    Contractor shall keep work areas in a reasonably clean and orderly condition. Affected areas shall be regularly swept and debris removed during the course of the Work.

C.                                    Discarded, open food containers and related debris shall be disposed of properly at the Premises.

D.                                    General Contractor may be billed for any additional cost as a result of the use of restroom sinks, floor sinks or other fixtures to fill buckets, make paste, wash brushes, etc.

E.                                     Elevators are not to be used by Contractors and General Contractor. Access to the stairwells will be provided.

F.                                      Neither Landlord nor Landlord’s Representative assumes any responsibility for trash containers stored outside for use by the Contractors. It is the responsibility of the General Contractor to monitor and resolve any usage issues with their trash containers. Trash is to be placed in the containers and containers are to be emptied as often as reasonably necessary.

G.                                    At the end of any given workday, all lights in the area affected by the Work must be turned off. General Contractor’s electrician shall provide means of accomplishing this at all times.

H.                                   General Contractor may, at the request of the Landlord’s Representative, be required to stock and keep clean the restrooms on the floor or floors where they are working. If above average wear and tear on designated restrooms is observed by Landlord’s Representative, Contractor will be required to return the restroom to its prior condition.

V. CONSTRUCTION REQUIREMENTS

A.                                    Unused floor penetrations within the scope of Work must be properly filled prior to covering. The accepted procedure for filling penetrations up to 2” in diameter requires beveling the edge of the penetration prior to pouring concrete. For larger penetrations or where grouping of holes requires, the same process plus backing from below the floor needs to occur.

B.                                    Any penetrations to be made in structural steel beams are to be approved, in advance by a Structural Engineer chosen by Landlord’s Representative and permitted by local building official and/or the State of California, as applicable.

C.                                    Landlord’s Representative may reasonably request that all structural analysis be paid for by Tenant, should questionable loads be shown to affect the floors of the scope of Work.

D.                                    Any attachment or intrusion into the skin of any of the building or roofing system shall be drawn in detail and submitted to Landlord’s Representative for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed, but in any event subject to the provisions of the Lease with respect to approvals required in connection with penetrations of the roof membrane), prior to commencement of the Work. In addition written verification will be required to assure no warranties may be voided from any of the Work affecting the skin or roofing system of the building. Tenant shall use Landlord’s selected subcontractors to perform any and all Work that penetrates the Building skin, waterproofing and/or roofing membrane to insure that all base building warranties remain in full force and effect.

E.                                     Contractor shall make sure that any extra ceiling tiles, pieces, extra debris, non-essential metal, etc. is removed from the space above ceiling tiles, prior to ceiling tile being installed.

F.                                      As good workmanship practice, Contractor shall have all wall plates, thermostats, and any other like devices removed from their location prior to paint and wall preparation. When paint or wall covering is complete, devices can be reinstalled.

G.                                    Hot work may only be done on the Premises by person(s) who are trained to local safety standards. Any such hot work will comply with all permit requirements, and the hot work may be overseen by Landlord’s Representative. Any deviations from standard safety procedures with respect to hot work will result in immediate dismissal from the project site. Safety and procedural compliance is essential.

H.                                   A hot work permit is required for any temporary operation involving open flames or which produces heat and/or sparks. This includes, but is not limited to: brazing, cutting, grinding, soldering, torch applied roofing, welding and all other portable torch and hot gun uses. Hot work permits are logged by Landlord’s Representative.

Contractor shall abide by any decision of Landlord’s Representative that a ‘fire watch’ be arranged with additional personnel. Personnel must be able to supervise and activate alarms on the fire control center, use extinguishing agents, and may be required to observe the work area four (4) hours after Work completion.

J.             All approved gas and oxygen canisters shall be properly chained and supported to eliminate all potential hazards. At the completion of use, said containers shall be promptly removed from the building.

K.            No gasoline powered devices shall be permitted within the building.

L.                                     General Contractor shall be required to keep at least four (4) currently certified 10 pound ABC fire extinguishers in the area of the scope of Work in the building during construction.

VI. FIRE/LIFE SAFETY SYSTEMS

A.                                    Failure to notify and coordinate with Landlord’s Representative regarding any Work on any fire/life safety system, including the fire control center and fire sprinkler equipment, may result in the automatic dispatch of fire trucks, General Contractor shall bear responsibility for any monetary costs incurred by the dispatching of city emergency services or Work stoppage that result from a failure to notify Landlord’s Representative in advance.

B.                                    General Contractor can choose to ‘cap’, protect any smoke detectors in the vicinity of the scope of Work during construction in order to mitigate nuisance activation by dust or smoke byproducts, At the end of each day, all ‘capped’ smoke detectors shall be uncovered and proper operation verified by the General Contractor.

C.                                    Junction boxes for fire/life safety devices shall be painted red to indicate their use.

D.                                    Only plenum rated cable shall be used where communication/data or other low-voltage conductors are installed in the return air plenum out of conduit.

E.                                     For Fire Safety and proper evacuation procedures, fire rated doors are never to be propped open or blocked from automatically closing.

F,                                      General Contractor shall be responsible for pre-testing the fire/life safety system and insuring that it meets permit requirements.

VII. MECHANICAL AND ELECTRICAL SYSTEMS

A.                                    All duct runs to all ceiling diffusers (registers) shall include a manual volume damper for each register outlet, installed as close to the mixing box as feasible for isolating the respective register. Registers shall be thoroughly cleaned prior to project turnover.

B.                                    General Contractor shall maintain a maximum 25 feet in length from the mixing box to diffuser, and may use aluminum flex ductwork with (min.) 1.5” insulation. Only the last 7 feet of any duct (from mixing box to register) can be of fiberglass, flex type duct material.

C.                                    General Contractor shall accept responsibility for purification and testing of domestic water, piping and dispensing fixtures and insure that systems are in accordance with current ASHRAE guidelines. These procedures are required especially when altered with the use of soldering.

D.                                    Landlord requires all Contractors to use high quality workmanship practices and use non-flexible conduit, properly bent and attached wherever possible.

E.                                     In the event that temporary power connection is required, such connections shall be made by a licensed and insured electrical contractor and General Contractor shall give Forty-eight (48) hours prior notice to Landlord’s Representative.

VIII. MOVE-IN PROCEDURE

A.                                    Prior to move-in, Tenant and General Contractor must obtain and provide a temporary or final certificate of occupancy or other authorization allowing Tenant to occupy the Premises.

B.                                    Tenant shall coordinate all move-in activities with Landlord’s Representative.

C.                                    A designated representative of Tenant and/or moving company will be present at all times during the move-in.

D.                                    Movers shall protect all surfaces on the interior and exterior of the Building prior to moving Tenant possession into the Building. All flooring shall be covered with Masonite. Elevators shall have Masonite floor protection and wall/ceiling protection. After the move, movers shall breakdown and remove all boxes and packaging after the move. Such packaging must be removed from Premises.

E.                                     Heavy objects loaded onto the freight elevators (if any) must be within elevator load limits and with sturdy floor protection.

F.                                      Tenant’s moving company, vendors, and service companies must meet Landlord’s reasonable the insurance requirements.

G.                                    Telephone, security and internet installation and service is the Tenant’s responsibility and expense.

IX. CLOSE-OUT AND COMPLETION

A.                                    A completion package consisting of all items listed in Exhibit B-2.6 attached hereto, shall be turned over to Landlord’s Representative prior to final payment by either Landlord or Tenant.

B.                                    “As-Built” drawings must be an accurate record of all items altered from original drawings and include pertinent written material (i.e., appliances, finishes, field conditions, etc.). Such drawings could be updated renderings or could show corrections in red ink and be initialed and dated by the General Contractor’s supervisor.

C.                                    Failure to turn over necessary documentation described in Exhibit B-2.6 attached hereto can delay disbursement of Tenant’s allowance or payment to the General Contractor.

X. PROVISOS

A.                                    The rights of Landlord (including rights of Landlord’s Representative) under these R&R’s are solely for Landlord’s benefit, and Landlord has no obligation to exercise any rights in favor of Tenant, any Contractor or any other person or entity.

B.                                    The failure of Landlord or Landlord’s Representative to insist upon compliance with any requirement of these R&R’s will not constitute a waiver of such requirement. Any waiver by Landlord or Landlord’s Representative will be effective only if made specifically and in writing by Landlord’s Representative, and will not be implied. A proper written waiver by Landlord’s Representative will only be applicable to the specific provision and instance to which it is related, and will not be deemed to be a continuing or future or broader waiver.

C.                                    Notwithstanding any rights granted to Landlord (including rights of Landlord’s Representative) under these R&R’ s to review and approve documentation submitted by Contractor or the Work performed by Contractor, no such review or approval will deemed to be Landlord’s acceptance of, or assumption of responsibility for, any defect, deviation or inadequacy in such documentation or the Work.

B-2.3 PLUMBING, MECHANICAL AND ELECTRICAL BASIS OF DESIGN PREPARED BY ACIES ENGINEERING FOR 278 UNIVERSITY, PALO ALTO CALIFORNIA

ATTACHED

EXHIBIT B-2.3

278 UNIVERSITY AVE., PALO ALTO

PLUMBING, MECHANICAL AND ELECTRICAL BASIS OF

DESIGN

PLUMBING SYSTEM DESCRIPTION

The plumbing system Will include plumbing fixtures, sanitary, vent, cold and hot water, and gas piping. The design for this system includes all piping within the building.

DOMESTIC HOT AND COLD WATER PIPING

• Domestic water system will be complete with isolation valves (for maintenance purposes) and water hammer arrestors. Shut-off valves shall be located in accessible locations.

• Sizes shall be based on number of fixture units, and demand load curves in the California Plumbing Codes.

• Friction loss; 5 psi per 100 feet of pipe.

• Maximum allowable water velocity for cold water: 8 feet per second inside buildings.

• Maximum allowable water velocity for hot water: 5 feet per second inside buildings.

• Expansion and contraction of all hot water piping shall be considered in the design.

• The tenant space is provided with 1” cold water and 3/4” hot water valved stub-outs located above ceiling.

• Domestic hot and cold water supply for each tenant space shall be provided with sub-meters (flow meters).

• Domestic water piping will be type L copper for above grade, and type K copper for below grade.

• All equipment and piping shall be seismically braced and anchored.

SOIL, WASTE AND VENT PIPING

• Soil, waste and vent piping will be no-hub cast iron.

• Sanitary waste and vent system complete with cleanouts and traps. Cleanouts locations to be reviewed by Landlord.

• Trap primers will be placed near the floor drain and floor sink locations in order to prevent trap seal loss and avoid sewer fumes.

• Waste piping will be installed with a minimum slope of 1/4” per foot.

111W Evelyn Avenue, Suite 301, Sunnyvale, CA 94086 phone: (408) 522-5255 fax: (408) 522-5260 email: info@acies.net

• A 4” waste and 2” vent stub-outs axe provided for the tenants use.

PLUMBING FIXTURES

Tenants shall provide high efficient plumbing fixtures as required per LEED credit WE 3 Water Use Reduction.

• Plumbing fixtures will be California State and CalGreen approved for conservation and for handicapped regulations.

• Tank type water closets shall be of pressure-assisted type.

• ADA fixtures and control valves will be provided as required.

• The plumbing fixtures will be high efficient type with the following flow rates:

•    Lavatory faucets - 0.5 gpm

•    Sink faucets — 1.8 gpm

•    Gravity tank-type water closets — 1.28 gpf

•    Flushometer valve water closets — 1.28 gpf

•    Urinals — 1/8 gpf

MECHANICAL SYSTEM DESCRIPTION

WATER-SOURCE HEAT-PUMPS WITH COOLING TOWER

The water-source heat-pumps use cooling tower for heat rejection.

System components:

The forced-air water-source heat-pumps system with the cooling tower consists of the following components:

1.                   The water-source heat-pump (WSHP-1.1 - Florida Heat Pump EP012 and WSHP-0.1 - Trane GEH0061) as a stand-alone air conditioning unit that can be used for heating and cooling and it is utilizing condensing water as the medium for heat rejection or absorption. The unit consists of supply fan, refrigerant compressor, reversing valve, direct-expansion cooling coil and water cooled condenser mounted inside the insulated sheet-metal enclosure. (The “coil” is refrigerant-to-air heat exchanger — can be used for heating or cooling of the supply air). The temperature of the supply air (or the room temperature) is controlled by starting and stopping (cycling) the compressor and by energizing the reversing valve to switch to the heating (reverse) mode.

2.                   Condensing water pumps (CWP-1A, 1B — Bell & Gossett, B-224.2H, Series 1510 2AC) and distribution piping: Circulating pumps provide circulation of the condensing water through the cooling tower and water-source heat pumps. Cooling tower (CT-1 — EVAPCO LRWB 5-7J9-1): is using cooling effect of water evaporation to cool the condensing water. The cooling tower is located on the roof.

3.                   Heating boiler (B-1 - MACH C-300): If the water-source heat pumps are running in the heating mode, there will be extracting the heat from the condensing water and the temperature of the condensing water will drop. The hot water from the boiler will be injected to the condensing water to maintain the water temperature above 60°F. The boiler is located next to the cooling tower, and uses the natural-gas as the fuel.

4.                   Temperature Controls and water treatment system: The condensing water temperature control system sequences and modulates the cooling tower and heating boiler to maintain the condensing water temperature within 60°F to 90°F. The water treatment system is using the chemical or non-chemical means of water treatment to prevent deposits of calcium-carbonate inside the cooling tower, extending the life-cycle and minimizing the maintenance of the cooling tower.

FRESH AIR SUPPLY SYSTEM

System Description

The fresh air is supplied to the building through ERV (energy recovery ventilator, ERV-1 — DAIS D5R-FSE) that consists of two fans (supply and exhaust fan) and air-to-air plate heat exchanger. Both fans are controlled, by variable speed drives. On each floor the fresh air from ERV is delivered through the VAV box. The VAV box (TITUS ESV10) is used to measure and control the amount of fresh air supplied to each floor.

FUTURE TENANT REQUIREMENTS

• The Water Source heat pumps (WSHP - Florida Heat Pump EP) shall have a minimum 19 EER and 5.35 COP rating compliant with requirements of 2010 Cal green.

• The Water Source heat pump unit shall be equipped with motorized shut-off valve to stop condensing water flow when the unit’s compressor is not running.

• The Water Source heat-pumps shall he controlled by BacNet compatible networked thermostat “Johnson Controls” TEC2602 for heat-pump application

• All the tenant’s HVAC controls shall be tied-in (networked) into the building’s BMS using BacNet communication protocol.

• The outside-air delivery VAV box (TITUS ESV) shall be set to operate in the constant volume mode and be set to deliver minimum O.A. required per T24 for particular tenant. If the CO2 monitor detects concentrations of CO2 above 400 ppm, the supply air flow rate shall be re-set to higher level (required for “LEED” enhanced ventilation).

• The VAV box shall be controlled by Johnson Controls Tridium VMA-16 controller with Tridium NS network CO2 monitor.

• The tenant’s electrical power usage shall be monitored by power meter integrated into building BMS. See electrical sections.

• The usage of domestic cold and domestic hot water shall be monitored by BMS system through control input module “Johnson Controls” IOM1711 by connecting pulse output from water meter. (See plumbing for sections and specifications)

• Each floor (tenant) has an allowance for maximum 40 GPM of condensing water usage corresponding to approximately 15 tons of cooling. The landlord has to approve any condensing water usage exceeding the limit.

ELECTRICAL SYSTEM DESCRIPTION

ELECTRICAL POWER DISTRIBUTION SYSTEM

Electrical service switchboard is rated 1200A, 120/208V, 3 phase, 4 wire, 42,000 AIC and is located in the main electrical room in the basement. The tenant’s spaces shall be separately metered, and capacities and services per floor are as follows:

•       First Floor:

• (1) 400A meter for retail/café/light food service tenant

• (1) 200A meter for retail tenant

•       Second floor:

• (I) 400A meter for retail/café/light food service tenant

•       Third floor:

• (1) 200A meter for office tenant

•    Fourth floor:

• (1) 200A meter for office tenant

In the main switchboard, there are spaces for two additional rated 200A, and there are spare 2” empty conduits stubbed to each floor in case if additional meters are required for further floor separations.

Main Switchboard “MS” is GE Spectra Series switchboard. The circuit breakers for tenant spaces are as follows:

• 400 Amps breakers are GE SGHA4 series

• 200 Amps breakers are GE SFHA series.

All tenant’s panels must be manufactured by GE; no alternate products will be approved. If series-rated combination system is used, all tenant’s panels must be UL listed as series-combination rated system with the main switchboard breakers used above and rated for available short circuit current of 42,000 Amps.

The power conduits are stubbed to each floor into accessible ceiling space. Tenants shall extend the conduits designated for their use to their respective panels and shall provide conductors for entire run.

Tenants shall provide sub-meters for monitoring of power usage and as required per LEED credit EA 5.2 “Measurement and Verification - Tenant Sub-metering”. Tenants shall design their electrical distribution systems to allow separate sub-metering of lighting and HVAC loads. The sub-meters shall be compatible with BACnet MS/TP Communication Protocol for integration in building sub-metering and power monitoring system. Sub-meters shall be E-Mon D-Mon Green Class with BACnet MS/TP protocol, model number as follows:

•      For 120/208V, 3 phase, 100A service: E50-208100-J03-N-KIT

•      For 120/208V, 3 phase, 200A service: E50-208200-J03-N-KIT

•      For 120/208 V, 3 phase, 400A service: E50-208400-J03-N-KIT

Within the space, tenant’s contractor shall install all power wiring in raceways. The use of MC Cable is allowed for branch circuit concealed in the ceiling, walls, and partitions, No aluminum conductors are allowed.

PHONE, FIRE ALARM AND DATA DISTRIBUTION SYSTEMS

The Minimum Point of Entry (MPOE) is located in the main electrical room, in the basement. From there, there are (3) 2” empty conduits stubbed to each floor. Tenant’s shall extend these conduits to their phone system distribution point, and shall provide cabling for entire runs.

Per each floor, there are (2) 3” conduits subbed for fire alarm system. Tenants shall provide devices compatible with building fire alarm system, and shall integrate with building fire alarm system. Tenant is required to use base building fire alarm system design/built contractor; no other contractors are allowed to be used.

For data system cabling and distribution, there is IT room provided in the basement for tenant’s use. Tenants shall have option of installing their equipment in this room and installing cabling from this equipment to their floor. There are (3) 3” empty conduits per each floor for tenant’s system cabling between IT room in the basement and their floors.

LIGHTING

Tenants shall provide interior lighting in compliance with city of Palo Alto ordinance which requires that interior lighting allowance betters Title 24 by 15%.

Tenants shall provide interior Lighting Controls Panel (LCP) that is California Energy Commission (CEC) certified and Title 24 compliant Lighting controls panel shall allow integration with base Building Automation System (BAS) using communication protocol BACnet MS/TP. LCP shall be Watt Stopper LIB8, LIB24 or LIB48 as required per tenant’s number of interior lighting zones.

B-2.4      MECHANICAL RISER DIAGRAM FOR THE MECHANICAL AND CONTROL SYSTEMS FOR 278 UNIVERSITY, PALO ALTO CALIFORNIA

ATTACHED

RISER DIAGRAM
NOTE: TENANT SHALL PROVIDE JOHNSON CONTROLS DEVICES COMPATABLE WITH LANDLORD SPECIFIED JOHNSON CONTROLS TRIDIUM CONTROL SYSTEMS AS INSTALLED IN SHELL BUILDING.
TYPICAL FUTURE T.I. CONTROLS
TENANT'S WATER-SOURCE HEAT-PUMPS
ROOF
4TH FLOOR
3RD FLOOR
2ND FLOOR
1ST FLOOR
BASEMENT

EXHIBIT B-2.4 MECHANICAL RISER DIAGRAM 278 UNIVERSITY

B-2.5      SINGLE LINE DIAGRAM OF THE ELECTRICAL SYSTEMS FOR 278 UNIVERSITY, PALO ALTO CALIFORNIA

ATTACHED

ACIES ENGINEERING

JOB #: 2010330	PROJECT NAME: 278 UNIVERSITY AVE
DATE: 08/02/12	
SHT. #: ESK-1	DRAWING TITLE: SINGLE LINE DIAGRAM
REF. E0.2	

EXHIBIT B-2.5
SINGLE LINE DIAGRAM OF
ELECTRICAL SYSTEM
278 UNIVERSITY, PALO ALTO

MAIN SWITCHBOARD 'MS' 1200A, 120/208V, 3Ø, 4W, 42,000 AIC RATING PER CITY OF PALO ALTO, NEMA 1 ENCLOSURE.
UNDERGROUND PULL SECTION
(1) 400A SECTION
(1) 400A SECTION
(1) 400A SECTION
(6) 200A SECTION
1200A 100%
400A 100%
400A
400A
200A
SPACE
SPACE
CONCRETE ENCASED ELECTRODE (UFER GROUND) PER NEC 250-52(3)
3/0
COLD WATER MAIN
BUILDING STRUCTURE
TO EXISTING UNDERGROUND VAULT #1867. COORDINATE ALL WORK WITH CITY OF PALO ALTO UTILITY CO.
PROVIDE (4) SETS (4", 4#350 kcmil & 1#3/0 GRD) UNDERGROUND SECONDARY LINE. SEE SITE PLAN FOR PROPOSED ROUTE. COORDINATE ALL WORK WITH CITY OF PALO ALTO UTILITY CO.
4#500 kcmil & 1#3 GRD, 3"C
4#3/0 & 1#6 GRD, 2"C
PANEL "HB" (BASEMENT)
PANEL "HR" (ROOF)
HOUSE LOADS
PANEL "1A"
CAFE 1st FLOOR
PANEL "2A"
RETAIL 2nd FLOOR
PANEL "BA"
STORAGE IN BASEMENT
PANEL "1B"
RETAIL 1st FLOOR
PANEL "3A"
OFFICE 3rd FLOOR
PANEL "4A"
OFFICE 4th FLOOR
SHOWN FOR REFERENCE ONLY. THIS WORK SHALL BE PROVIDED UNDER TI SCOPE OF WORK.

KEYED NOTES

① STUB-OUT 3" EMPTY CONDUIT WITH PULLWIRE INTO ACCESSIBLE CEILING SPACE ON THE FLOOR SERVED. THE CONDUIT SHALL BE EXTENDED TO THE TENANT PANELS AND CONDUCTORS SHALL BE PROVIDED UNDER TI SCOPE OF WORK. SEE RESPECTIVE FLOOR PLAN FOR STUB-OUT LOCATION.

② STUB-OUT 2" EMPTY CONDUIT WITH PULLWIRE INTO ACCESSIBLE CEILING SPACE ON THE FLOOR SERVED. THE CONDUIT SHALL BE EXTENDED TO THE TENANT PANELS AND CONDUCTORS SHALL BE PROVIDED UNDER TI SCOPE OF WORK. SEE RESPECTIVE FLOOR PLAN FOR STUB-OUT LOCATION.

③ PROVIDE POWER MONITORING METER. THE METER SHALL BE COMPATIBLE WITH BUS-MOD COMMUNICATION PROTOCOL FOR INTEGRATION INTO BUILDING SUB-METERING AND POWER MONITORING SYSTEM A REQUIRED BY LEED EA CREDIT 5.2 "MEASUREMENT AND VERIFICATION – TENANT SUB-METERING".

SINGLE LINE DIAGRAM NOTES

1. ALL NEW COMPONENTS SHOWN ON THE SINGLE LINE DIAGRAM SHALL BE "SERIES-COMBINATION RATED SYSTEM" ADEQUATE FOR THE MAXIMUM FAULT CURRENT AVAILABLE AT THE POINT OF APPLICATION, INCORPORATING THE CURRENT LIMITING DEVICES AS SPECIFIED. SHOP DRAWINGS SHALL INDICATE SERIES-COMBINATION RATING AND INCLUDE A COPY OF ALL LABELING, INCLUDING RESPECTIVE UL LISTING. VERIFY AVAILABLE SHORT CIRCUIT CURRENT WITH PG&E PRIOR ORDERING EQUIPMENT.
2. FIELD VERIFY ALL EXISTING CONDITIONS.
3. ALL WIRE IS COPPER.
4. RATING OF ALL OVERCURRENT PROTECTION DEVICES, SWITCHES AND MAGNETIC STARTERS TO BE VERIFIED WITH NAMEPLATE RATING OF ASSOCIATED UNIT AND TO BE REVISED AS REQUIRED.
5. ALL DEVICES ARE 3 POLE UNLESS OTHERWISE NOTED.
6. ONLY U.L. LISTED EQUIPMENT SHALL BE USED.
7. ALL ELECTRICAL EQUIPMENT SHALL BE FIELD MARKED WARNING QUALIFIED PERSONAL OF THE POTENTIAL ARC FLASH HAZARDS AND THE APPROPRIATE PPE REQUIRED, PER 02 NEC ART. 110-16 AND NFPA-70E-200.
8. ALL DOCUMENTATION REGARDING THE SERIES RATED BREAKERS TO BE USED ON THIS PROJECT WILL BE AVAILABLE FOR THE FIELD INSPECTOR UPON REQUEST. THE SERIES RATED COMBINATIONS SHOULD BE HIGHLIGHTED AND TABBED FOR THE INSPECTOR'S USE.

B-2.6      CLOSE-OUT PACKAGE REQUIREMENTS

CLOSE-OUT PACKAGE REQUIREMENTS

The General Contractor will be required to provide a closing package (in both hard copy and one electronic pdf format) to Landlord to include, at a minimum, the following items:

(a)                         General Contractor’s and all subcontractors’ name, address and current contact information.

(b)                         Signed-off final punch list from Tenant, the Landlord’s Representative, and the architect or engineer (as applicable) for the Work.

(c)                          All unconditional closing lien releases for the Work.

(d)                         Warranty letter from the General Contractor and from the major Contractors/Subcontractors performing the Work including the major plumbing, electrical, mechanical and fire/life safety subcontractors, with agreed date.

(e)                          Manufacturer’s warranties, guarantees and Operations and Maintenance Manual (three (3) copies).

(f)                           Stamped set of city building department approved permitted drawings.

(g)                          As-Built drawings for architectural, electrical, mechanical, fire sprinkler, fire/life safety, and any other applicable subcontractor As-Builts (three (3) hard copies and two electronic copies in pdf and CAD format.)

(h)                         Air Balance Report (three copies).

(i)                             Three (3) copies of any required documents from City of Palo Alto, including Temporary and/or final Certificates of Occupancy and a final inspection record card (three copies)

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (this “Memorandum”) is made and entered into effective as of                                                                , 2012, by and between 278 UNIVERSITY INVESTORS, LLC, a California limited liability company (“Landlord”) and INVITAE CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

A.            Landlord and Tenant entered into that certain Lease dated as of                                                                          , 2012 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 278 University Avenue, Palo Alto, California.

B.            Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.            Landlord and Tenant desire to confirm the Lease Commencement Date and the Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Confirmation of Dates. The parties hereby confirm:

(a)           The Lease Commencement Date is

(b)           The Rent Commencement Date is

(c)           The Lease Expiration Date is

2.         No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

278 UNIVERSITY INVESTORS, LLC,
a California limited liability company

By:
Name:
Its:

“Tenant”:

INVITAE CORPORATION,
a Delaware corporation

By:
Name:
Its:

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1.           Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2.           All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3.           Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or the Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or the Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.           Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5.           Except for normal deliveries of packages in the ordinary course of business, no furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

6.           Landlord shall have the right to control and operate the public portions of the Building and the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7.           The requirements of Tenant will be attended to only upon application at the management office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8.           Tenant shall not disturb, solicit, or canvass any occupant of the Building or the Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.

9.           The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10.         Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

11.         Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12.         Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

13.         Tenant shall not use or keep in or on the Premises, the Building or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or the Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

14.         Tenant shall not bring into or keep within the Building, the Real Property or the Premises any animals, birds, bicycles or other vehicles.

15.         The Premises shall not be used for lodging or for any improper, objectionable or immoral purposes.

16.         No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

17.         Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord.

18.         Landlord reserves the right to exclude or expel from the Building and/or the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19.         Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20.         Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

21.         Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall cooperate with Landlord to achieve full compliance with any recycling or waste management requirements of the City of Palo Alto.

22.         Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

23.         Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

24.         No awnings or signage shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord and, as a condition to consent to installation of any blinds or window coverings, Landlord may require, among other things, that Tenant install Building standard blinds or window coverings. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

25.         The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Building.

26.         Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Building. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

27.         Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

28.         Tenant shall not permit any smoking within any portion of the Building and shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

29.         Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or the Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and the Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4        Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5        Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. No endorsement or statement on any check or any letter accompanying any payment of Base Rent or such other sums shall be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to receive payment of the balance of such rent and/or other sums, or Landlord’s right to pursue Landlord’s remedies.

19.6        Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7        Landlord Default. Landlord shall not be in default hereunder unless it fails to cure any breach within thirty (30) days after notice from Tenant, provided however, if the nature of such breach is such that the same cannot reasonably be cured within a thirty (30) day period, Landlord shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any lender of Landlord of which Tenant has been notified.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord spends or becomes obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. The Security Deposit, or any balance thereof not applied to cure a default of Tenant as permitted hereby, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Notwithstanding any other provision of this Lease to the contrary, Tenant, at its expense, shall comply with all Laws relating to the operation of its business at the Premises and Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way violate or conflict with any Laws now in effect or hereafter enacted or promulgated; provided however, Tenant shall have no obligation to make any structural alterations in connection therewith unless such alterations are required due to Tenant’s Alterations to the Premises (or any application for such Alterations) or Tenant’s particular manner of use of the Premises in which event Tenant shall, upon demand and at Landlord’s option, either (i) make such alterations at Tenant’s sole cost and subject to Article 8 above or (ii) immediately cease the use or remove the Alterations or furniture, fixtures, equipment or apparatus triggering such compliance requirements, all at Tenant’s sole cost. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

ENVIRONMENTAL PROTECTION

23.1        Environmental Protection. Tenant’s obligations under this Article 23 shall survive the expiration or termination of this Lease.

23.1.1     As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said Laws or any replacement thereof, or as similar terms are defined in the federal, state and local Laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

23.1.2     Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for complying with any Laws relating to Hazardous Materials existing on, under or around the Premises or the Building as of the date the Premises are delivered to Tenant, and Landlord hereby releases Tenant from any liability with respect thereto. Tenant shall not store, use or dispose of any Hazardous Materials except for standard office supplies in commercially reasonable quantities, and only then in compliance with applicable Laws, and except for those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Tenant shall deliver to Landlord upon execution of this Lease and update at least annually with Landlord (collectively, “Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable Laws, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable Laws in connection with Tenant’s use of Permitted Materials as and when such documentation is provided to any regulatory authority having jurisdiction. In no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Real Property any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials in or on the Premises, the Building, the Common Areas, or the Real Property caused or knowingly permitted by Tenant results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Premises which did not exist upon commencement of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and to deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of the Premises. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any breach by Tenant of its obligations under this Section 23.1.2 and any removal, cleanup and restoration work and materials required under this Section 23.1.2 to return the Premises the Building, the Common Areas, or the Real Property and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials.

23.1.3    Upon termination or expiration of the Lease Term, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Premises, the Building and/or the Real Property by Tenant, its agents, contractors, or invitees, and all installations (whether interior or exterior) made by or on behalf of Tenant relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Real Property and shall take all other actions as may be required to complete the closure of the Building and the Real Property. In addition, if Landlord has a reasonable basis to suspect the existence of Hazardous Materials contamination caused or knowingly permitted by Tenant, then prior to vacating the Premises, Landlord may undertake an environmental site assessment from an environmental consulting company which site assessment shall evidence Tenant’s compliance with this Paragraph 23.1.3. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Real Property, the Building or the Premises, which has been caused by or resulted from the activities of Tenant, its agents, contractors, or invitees.

23.1.4    At any time prior to expiration of the Lease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Premises, Landlord shall have the right to enter in and upon the Real Property, Building and Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Real Property, the Building or the Premises, which has been caused by or resulted from the activities of Tenant, its agents, contractors, or invitees.

23.1.5    Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

ARTICLE 24

[OMITTED].

ARTICLE 25

RADIO TRANSCEIVER AND SATELLITE DISH

25.1       Grant of License for Wireless Services. Provided that Tenant has not assigned this Lease or sublet any or all of the Premises other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any party other than a Permitted Transferee), Tenant shall have the non-exclusive license, in accordance with the terms and conditions of this Article 25, and subject to the provisions of this Lease, to install on the roof of the Building and use during the Term, one (1) line of sight radio transceiver for internet access (“Radio Transceiver”) and one (1) satellite dish (“Dish”) supplied and installed by an installation company reasonably acceptable to Landlord (“Installer”). The support equipment (“Support Equipment”) for the Radio Transceiver and Dish shall be subject to Landlord’s prior approval in its sole discretion. Exclusive of the Support

Equipment, no dimension of the Radio Transceiver or Dish unit shall exceed twenty-four (24) inches. The Radio Transceiver and Dish shall be operated, maintained, repaired, replaced as necessary, and removed by Tenant at Tenant’s sole cost and expense and at no cost or expense to Landlord. The license granted herein shall be for no additional rent or other charge (other than reimbursement of any out-of-pocket expenditures incurred in good faith by Landlord in connection therewith and payment of other costs as provided below).

25.2        Location of the Radio Transceiver or Dish. The Radio Transceiver or Dish shall be located on the roof of the Building (and not the elevator penthouse or any parapet) in a location designated by Landlord in its sole discretion (the “Licensed Area”). Tenant shall not install any equipment on the roof of the Building other than the Radio Transceiver or Dish, the Support Equipment and any associated wiring and cabling. If Tenant desires to locate the Radio Transceiver or Dish outside the Licensed Area, then Landlord may designate the location or locations of the Radio Transceiver or Dish in its sole discretion, and the designated location for such Radio Transceiver or Dish shall be included in the definition of Licensed Area. The Licensed Area shall be included within the term Premises for all purposes under the Lease, except for the use provisions of Section 5 and payment of Rent.

25.3        Approval by Landlord and Permits. The proposed installation, all associated equipment, the means of placing the Radio Transceiver or Dish on the roof of the Building, the connections between the Radio Transceiver or Dish and the Premises, power requirements and cable specifications, shall be subject to Landlord’s prior written approval in its sole discretion, and any approval from all applicable governmental agencies, including ordinances, regulations and any approval from the City of Palo Alto, California. Tenant shall be responsible, at Tenant’s sole cost and expense, to obtain from the City of Palo Alto all permits from any applicable governmental agency necessary to install and operate the Radio Transceiver or Dish. To the extent any installation of the Radio Transceiver or Dish affects the structural integrity of the Building Landlord shall have the absolute right, in its sole discretion, to require any changes or impose any conditions on the installation of the Radio Transceiver or Dish.

25.4        Installation and Maintenance of Equipment. The Licensed Area will be delivered to Tenant in its AS IS and WHERE IS condition and Landlord shall have no obligation to modify or install any improvements in the Licensed Area. There shall be no roof penetration in connection with the Radio Transceiver or Dish. If the installation of the Radio Transceiver or Dish adversely affects the structural integrity of the roof, causes any leaks or voids any roof warranty, Tenant shall be responsible for the costs of repairing the roof. Tenant shall coordinate the installation of the Radio Transceiver or Dish with Landlord’s roofing contractor, at Tenant’s sole cost and expense. The mounting of the Radio Transceiver or Dish shall be properly counterweighted. Prior to installing the Radio Transceiver or Dish in the Licensed Area or any equipment associated therewith, Tenant shall provide the insurance certificates reasonably required by Landlord in connection with the work contemplated hereunder. Tenant shall cause Installer to (i) label each cable placed in or on the Building, as well as the Radio Transceiver or Dish, with information as to where the cables originate and where the cables terminate, (ii) prominently label any related equipment with appropriate safety warnings when human exposure to radio frequency radiation may exceed the safety standards of any applicable governmental authority, and (iii) at Tenant’s sole cost, maintain the Radio Transceiver or Dish, all cabling and the Licensed Area in a good, orderly, sanitary and safe condition and repair. Tenant and Installer shall have access to the Licensed Area and other portions of the roof of the Building at all reasonable times and as necessary for the installation, operation, use, maintenance, repair, replacement and removal of the Radio Transceiver or Dish and other improvements associated therewith.

25.5        Use: Compliance with Laws. The Licensed Area may be used by Tenant only for the installation, operation, use, maintenance, repair, replacement and removal of the Radio Transceiver or Dish, all at Tenant’s sole risk and expense and in full compliance with all applicable Laws.

25.6        Interference. The Radio Transceiver or Dish shall not interfere in any manner with Landlord’s or any tenant’s, occupant’s or licensee’s use or activities in the Building and shall not damage or interfere with any facilities or equipment of any type installed by Landlord or any other person or entity, including without limitation, the Building systems and any satellite dishes, antenna, computer or other devices or systems installed at the Building at any time. Tenant agrees, warrants and represents that if such interference should occur, then Tenant shall take whatever steps are required to correct such interference within two (2) business days after receiving written notice thereof from Landlord. If despite Tenant’s steps to stop such interference, the interference continues, then Tenant shall discontinue using the Radio Transceiver or Dish and related equipment. Tenant’s failure to promptly correct any such interference or to discontinue using the Radio Transceiver or Dish after written notice of such interference, as set forth herein, shall constitute a default by Tenant under this Lease without requirement for further notice. Tenant agrees that Landlord shall not be responsible for preventing or correcting any interference that may be caused to the Radio Transceiver or Dish and related equipment or its use and that Tenant shall be fully responsible for coordinating and cooperating with other tenants, occupants or licensees who have communications devices at the Building in order to minimize or prevent any interference by or with the Radio Transceiver or Dish and its use.

25.7        Title to Equipment and Removal. Tenant or Installer shall at all times remain the owner of the Radio Transceiver or Dish and the related equipment, which shall not be deemed fixtures, notwithstanding their method of installation or attachment to the Building. Tenant shall pay all Tenant’s Taxes with respect to the Radio Transceiver or Dish and related equipment constructed or installed by Tenant or Installer. On or before the Expiration Date or earlier termination date of the Lease, Tenant, at Landlord’s request, shall cause Installer to (i) remove the Radio Transceiver or Dish and related equipment installed or constructed by Installer, (ii) restore the Licensed Area and Building to the condition they were in upon installation of the Radio Transceiver or Dish and related equipment, reasonable wear and tear excepted, and (iii) return the Licensed Area with all debris associated with the Radio Transceiver or Dish being removed. If any of the improvements installed or constructed by Tenant at the Building penetrated the roof membrane or otherwise in any affected the watertight integrity of the Building’s roof, then upon removal of such improvements, Tenant shall provide Landlord with a written warranty, in a form and from a contractor reasonably acceptable to Landlord, warranting the watertight integrity of the roof for a period of ten (10) years after removal of such improvements. If Tenant does not remove the Radio Transceiver or Dish and all of the related equipment, as required hereunder, Landlord may, at its sole option, either retain such items as its own, without any further actions, notice or compensation to Tenant, or remove and dispose of such items in any manner it chooses, restore the Property as required hereunder and charge Tenant for all costs incurred in that effort.

25.8        Utilities. Tenant shall pay for all costs of electrical service provided to the Radio Transceiver or Dish.

25.9        Relocation. Upon sixty (60) days prior written notice from Landlord Tenant shall relocate the Radio Transceiver or Dish to a different location on the roof of the Building, which area shall become the new Licensed Area.

25.10      Indemnification and Waiver. In addition to the indemnification of Landlord set forth in the Lease, Tenant shall indemnity, protect, defend and hold harmless Landlord from any claims, losses, demands, liabilities, and expenses, including attorneys’ fees arising out of or resulting from, in whole or in part, any loss, injury or damage occurring or caused to any person or property during the Term (i) in or about the Licensed Area, or the roof of the Building, arising from the acts or omissions of Tenant, its agents, employees, contractors, or others acting under its control or at its discretion, or by the existence of cabling and any other improvements on the roof of the Building, or (ii) within the vicinity of the Building caused by the Radio Transceiver or Dish becoming detached from the roof; provided, however, that the foregoing indemnification by Tenant shall not apply to the extent any such claims, losses, demands, liabilities, and expenses, including attorneys’ fees are proven by final judgment to have been caused by acts or omissions of Landlord that constitute gross active negligence or willful misconduct. This indemnification shall apply and be enforced to the fullest extent permitted by Law and shall survive termination or expiration of the Term. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims it may have against Landlord, for any loss, injury or damage to any person or property in or about the Licensed Area or the roof of the Building, or resulting from the Radio Transceiver or Dish becoming detached from the roof, any interruption of services and loss of use of the Radio Transceiver or Dish, from any cause, without limitation as to type or description and specifically including acts or omissions constituting the active or sole negligence of Landlord, but excluding from all of the foregoing the acts or omissions of Landlord that are proven by final judgment to constitute gross active negligence or willful misconduct. Notwithstanding any other provision of the Lease, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. It is the intent of the foregoing provisions that Tenant shall look to its own insurance for payment or reimbursement for any such loss, damage, injury or liability.

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.1        Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

26.2        Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

26.3        No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No consent, approval, permission or agreement required of Landlord hereunder shall be of any force or effect except to the extent the same is provided in a writing signed by Landlord. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

26.4        Modification of Lease; Financials. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor. In addition, upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days of written request, current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable.

26.5        Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Building, the Real Property and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Building or the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

26.6        Prohibition Against Recording. Except as provided in Section 26.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

26.7        Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

26.8        Tenant’s Signs. Tenant shall be entitled to Building standard signage provided that such signage shall be installed by Landlord at Tenant’s sole cost and the location, quality, design, style, lighting and size of such signs shall be consistent with the applicable laws and ordinances, Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Landlord shall, at Tenant’s sole cost and expense, remove such signage and repair all damage to the Building caused by such removal. Subject to the foregoing provisions of this Section 26.8, Tenant may not install any signs on or in the Building or the Common Areas or any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

26.9        Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.10      Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

26.11      Time of Essence. Time is of the essence of this Lease and each of its provisions.

26.12      Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

26.13      No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

26.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Building and Real Property (excluding any rents, profits or proceeds derived therefrom prior to any final judgment), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

26.15      Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

26.16      Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building (or that any specific tenant or type or number of tenants will not occupy the Building during the Lease Term).

26.17      Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

26.18      Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

26.19      Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 26.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

26.20      Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

26.21      Authority. If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further confirms that it will comply throughout the Term of this Lease, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable governmental entity.

26.22      Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

26.23      Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state of California.

26.24      Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

26.25      Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

26.26      Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

26.27      Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

26.28      Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, or as may be required by applicable Law or a court of competent jurisdiction.

26.29      Reasonableness. Tenant’s sole and exclusive remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.

26.30      Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Premises, the Building, the Common Areas or the Real Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property or Tenant’s employees, invitees, or contractors from any cause whatsoever, including but not limited to criminal and/or terrorist acts. To the extent

Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise.

26.31      Energy And Resource Consumption. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

26.32      Counterparts. This Lease may be executed by facsimile or scanned .pdf (or similar electronic file format) and in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

278 UNIVERSITY INVESTORS, LLC,
a California limited liability company

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Its:	Member

“Tenant”:
INVITAE CORPORATION,
a Delaware corporation

By:	/s/ Richard Tompane
	Name:	Richard Tompane
	Its:	President & CEO

Exhibit A-1

PREMISES

278 University, Palo Alto   Suite 200
Not to Scale

Exhibit A-2

PREMISES
OPTIONAL TENANT RESTROOMS

278 UNIVERSITY AVENUE

Suite 120 Not to Scale

FIRST FLOOR

EXHIBIT B

WORK LETTER

THIS WORK LETTER (“Work Letter”) is entered into as of this 31st day of OCTOBER, 2012, by and between 278 UNIVERSITY INVESTORS, LLC, a California limited liability company (“Landlord”), and INVITAE CORPORATION, a Delaware corporation (“Tenant”). This Work Letter shall set forth the terms and conditions relating to the initial construction of the Premises.

1.             Landlord Work.

1.1          Landlord Work. Subject to any “Tenant Delay” or “Force Majeure Delay” (as such terms are defined below), Landlord shall, at Landlord’s sole cost and expense, use its commercially reasonable and diligent efforts to cause South Bay Construction, Inc. (“Contractor”) to complete the construction and installation of the Landlord Work in accordance with the terms of this Work Letter and the Lease. As used in this Work Letter and in the Lease, the terms “Landlord Work” shall mean those improvements expressly set forth on the “Final Warm Shell Plans” (as defined below), as modified by any Change Orders (as defined below) approved pursuant to the express provisions of this Exhibit B.

1.2          Substantial Completion. The Landlord Work shall be deemed to be “Substantially Completed” on the date Landlord certifies (a set forth in a written certification signed by Landlord) the Landlord Work has been substantially completed in accordance with the Final Warm Shell Plans, as modified by any Change Orders approved pursuant to the express provisions of this Exhibit B. subject to items described in the Punch List; provided the certification as to completion is also reasonably approved by Tenant’s architect, and the completion of any Punch List items do not materially affect Tenant’s occupancy. The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”

1.3          Final Warm Shell Plans. As used herein the “Final Warm Shell Plans” shall mean and refer to the Final Warm Shell Plans attached hereto as Exhibit B-1. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord’s participation in the preparation of the Final Warm Shell Plans, the cost estimates for the Landlord Work and the construction thereof shall not constitute any representation or warranty, express or implied, that the Landlord Work, if built in accordance with the Final Warm Shell Plans, will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that the improvements comprising the Landlord Work are intended for use by Tenant and the specifications and design requirements for such improvements are not within the special knowledge or experience of Landlord. Landlord’s sole obligation shall be to arrange the construction of the Landlord Work in accordance with the requirements of the Final Warm Shell Plans. Notwithstanding the foregoing, Landlord agrees to assign to Tenant on a non-exclusive basis the benefit of all construction warranties pertaining to the Landlord Work to the extent that they relate to portions of the Landlord Work that Tenant is required to maintain and repair under the Lease. Landlord does not warrant that the Building or any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided in Section 1.2 of the Lease. Tenant acknowledges and agrees that it shall rely solely on the warranty or guaranty, if any, from Landlord’s Contractor or other material and/or service providers relative to the proper design and construction of the Landlord Work or any component thereof. Landlord shall have the right to make modifications to the Final Warm Shell Plans without Tenant’s prior written consent provided that such modifications do not materially and adversely affect Tenant (as reasonably determined by Landlord).

1.4          Change Orders. Any changes to the Final Warm Shell Plans requested by Tenant shall require the prior written approval of Landlord (not to be unreasonably withheld or delayed). If Tenant desires any change in the Final Warm Shell Plans or Landlord Work which is reasonable and practical (which shall be conclusively determined by Landlord), such changes may only be requested by the delivery to Landlord by Tenant of a proposed written “Change Order” specifically setting forth the requested change. Landlord shall endeavor, within ten (10) business days from the receipt of the proposed Change Order, to provide Tenant with Landlord’s disapproval of the proposed change stating the reason(s) for such disapproval, or if the Landlord approves the proposed change, the following items: (i) a summary of any increase in the cost of Landlord Work caused by such change (the “Change Order Cost”), (ii) a statement of the number of days of any delay caused by such proposed change (the “Change Order Delay”), and (iii) a statement of the cost of the Change Order Delay (the “Change Order Delay Expense”), which Change Order Delay Expense shall be the product of the number of days of delay multiplied by the estimated daily Base Rent rate. Tenant shall then have three (3) business days to approve the Change Order Cost, the Change Order Delay and the Change Order Delay Expense. If Tenant approves these items, the sum of the Change Order Cost and Change Order Delay Expense shall be concurrently paid to Landlord at the time of such Tenant approval, and Landlord shall thereafter promptly execute the Change Order and cause the appropriate changes to the Final Warm Shell Plans to be made. If Tenant fails to respond to Landlord or pay the amounts described in the foregoing sentence within said three (3) business day period, the Change Order Cost, the Change Order Delay and the Change Order Delay Expense shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any work set forth in the proposed Change Order. The Change Order Cost shall include all costs associated with the Change Order, including, without limitation, architectural fees, engineering fees and construction costs, as conclusively determined by Landlord. The Change Order Delay shall include all delays caused by the Change Order, including, without limitation, all design and construction delays, as conclusively determined by Landlord.

1.5          Tenant Delays: Force Majeure Delays. As used herein, “Tenant Delays” means any delay in the completion of the Landlord Work resulting from any or all of the following: (1) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including, without limitation, any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to this Work Letter, including Tenant’s failure to grant approvals and/or make payments within the time frames described herein; (2) Tenant’s requested modifications to the Final Warm Shell Plans or any Tenant-initiated Change Orders; (3) Tenant’s request for materials, finishes, or installations which are not readily available, (4) [Omitted], (5) Change Order Delays, or (6) any other act or failure to act by Tenant, Tenant’s Representative, Tenant’s employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, including interference with Landlord, or its contractors, during any early occupancy permitted by Landlord. If there is any delay in the Lease Commencement Date and such delay results from a Tenant Delay, then the Rent Commencement Date and the payment of rent under the Lease shall be accelerated by the number of days of delay caused by the Tenant Delay(s). “Force Majeure Delays” as used herein shall have the same meaning as set forth in Section 26.17 of the Lease.

1.6          Walk-Through and Punch List. Upon Substantial Completion of the Landlord Work, Tenant and Landlord shall jointly conduct a walk-through of the Landlord Work and shall jointly prepare a punch list (“Punch List”) of items needing additional work, including, finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”; provided, however, the Punch List shall be limited to items which are required by the Final Warm Shell Plans as modified by any Change Orders approved pursuant to the express provisions of this Exhibit B.

2.             Tenant Improvements.

2.1          Space Plan: Working Drawings: Approved Working Drawings. Tenant has retained Ken Hayes or the Hayes Group (the “Tenant Architect”) to prepare and supply Landlord with its space plan (the “Space Plan”) showing layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein along with other renderings or illustrations reasonably required by Landlord. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the complete Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord’s approval of the Space Plan shall not be unreasonably withheld; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. After the Space Plan has been approved by Landlord, Tenant shall cause the Tenant Architect to complete the architectural and engineering drawings for the Premises, and the Tenant Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. The Working Drawing shall be in conformance with the Building Standard

Tenant Improvement Specifications attached hereto as Exhibit B-2 (the “Building Standard Specifications”). Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. The Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld. Landlord’s review of the documents described in this paragraph, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Tenant shall pay all direct architectural and/or engineering fees incurred by Landlord in connection with its review of the Space Plan, the Working Drawings and the Approved Working Drawings. The improvements and alterations shown in the Approved Working Drawings shall be referred to collectively herein as the “Tenant Improvements”.

2.2          Construction of Tenant Improvements. Tenant shall retain Contractor or another licensed general contractor reasonably approved in advance by Landlord (“Tenant Contractor”) to construct the Tenant Improvements. The Tenant Improvements shall be diligently prosecuted to completion and shall be constructed in strict accordance with the Approved Working Drawings, at Tenant’s sole cost and expense (subject only to Section 3 below), in a good and workmanlike manner and in compliance with all applicable codes and with the Building Standard Specifications. All subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements (such subcontractors, laborers, materialmen, and suppliers, and the Tenant Contractor to be known collectively as “Tenant’s Agents”) must be reasonably acceptable to Landlord. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to (i) any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or the Tenant’s Agents, or anyone directly or indirectly employed by any of them, relating to the Tenant Improvements and (ii) Tenant’s non-payment of any amount arising out of the Tenant Improvements or Tenant’s disapproval of all or any portion of any request for payment. Tenant acknowledges that the Building elevator shall not be used for transportation of construction personnel, equipment or materials.

2.3          Insurance. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Certificates for all insurance carried pursuant to this Section 2.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 2.3 shall insure Landlord and Tenant, as their interests may appear, as well as the Tenant Contractor and Tenant’s Agents.

2.4          Governmental Compliance. The Tenant Improvements shall comply in all respects with all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person.

2.5          Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.

3.2          Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Improvement Allowance Items”); (i) payment of the fees of the Tenant Contractor for the cost of construction of the Tenant Improvements, (iv) the hard costs of any changes in the base Building when such changes are required by the Approved Working Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith, and (v) the hard costs of any changes to the Approved Working Drawings or Tenant Improvements required by all applicable building codes. In no event shall any portion of the Improvement Allowance be used for design costs, moving costs, cabling or for Tenant’s furniture or any other movable items.

3.3          Disbursement of Improvement Allowance. The Improvement Allowance, to the extent payable hereunder, shall be paid to Tenant within thirty (30) days following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord (a) paid invoices for all Tenant Improvements and related costs for which the Tenant Improvement Allowance is to be dispersed, (b) signed permits for all Tenant Improvements completed within the Premises, (c) properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from Tenant’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Improvements, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) the Tenant Architect delivers to Landlord a “Certificate of Substantial Completion”, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant delivers final as-built drawings to Landlord; and (v) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. In lieu of paying the Improvement Allowance in cash, Landlord shall have the right, in Landlord’s sole and absolute discretion, to apply that portion of the Improvement Allowance payable to Tenant under this Section 3 to Rent first payable by Tenant following satisfaction of the conditions set forth in this Section 3.3.

4.             Miscellaneous Construction Covenants.

4.1          Other Terms. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of the Lease, require Tenant, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises or Building to their condition existing prior to the installation of such Tenant Improvements; provided, however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s approval of the Approved Working Drawings, Landlord shall notify Tenant whether the Tenant Improvements will be required to be removed pursuant to the terms of this Section 4.1. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

4.2          Early Occupancy. If any portion of the Premises may be occupied by Tenant without materially interfering (in Landlord’s reasonable opinion) with the safe and efficient completion of the Landlord Work by Landlord, upon no less than three days prior written notice to Landlord, Tenant may elect to enter upon the Premises for the sole purpose of constructing its Tenant Improvements, trade fixtures and equipment and installing telephone and computer lines and equipment. Any early occupancy of the Premises permitted by Landlord prior to the Lease

Commencement Date shall not trigger any obligation of Tenant for the payment of the Base Rent, but shall be subject to all other terms and conditions of the Lease, specifically including, without limitation, the terms of this Work Letter. If, in Landlord’s reasonable judgment, Tenant interferes with the Landlord Work or detrimentally affects Landlord’s ability to comply with its commitments for completing its improvements on the Premises or causes labor difficulties, Landlord will have the right, without limiting any other remedies of Landlord, to order Tenant’s early entry to cease on 24 hours’ notice to Tenant, and if Landlord so requires in connection therewith because such items are interfering with the Landlord Work, Tenant agrees to remove all tools, equipment and materials from the Premises.

4.3          Designation of Representatives. With respect to the planning, design and construction of the Landlord Work and the Tenant Improvements, Landlord hereby designates Joe Martignetti as “Landlord’s Representative” and Tenant hereby designates Richard Tompane as “Tenant’s Representative.” Tenant hereby confirms that Tenant’s Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Landlord Work and the Tenant Improvements. Landlord hereby confirms that Landlord’s Representative has authority to act on behalf of Landlord with respect to matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

IN WITNESS WHEREOF, this Work Letter is executed as of the date first written above.

LANDLORD:		TENANT:

278 UNIVERSITY INVESTORS, LLC,		INVITAE CORPORATION,
a California limited liability company		a Delaware corporation

By:	[ILLEGIBLE]	By:	/s/ RICHARD TOMPANE

Name:	[ILLEGIBLE]	Name:	RICHARD TOMPANE

Title:	MEMBER	Title:	PRESIDENT & CEO

Dated:	OCTOBER 31 , 2012	Dated:	31 OCTOBER , 2012

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (this “Memorandum”) is made and entered into effective as of December 1, 2012, by and between 278 UNIVERSITY INVESTORS, LLC, a California limited liability company (“Landlord”) and INVITAE CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

A.             Landlord and Tenant entered into that certain Lease dated as of October 31, 2012 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 278 University Avenue, Palo Alto, California.

B.             Except as otherwise set forth herein, all capitalized terms used in this Memorandum shall have the same meaning as such terms have in the Lease.

C.             Landlord and Tenant desire to confirm the Lease Commencement Date and the Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Confirmation of Dates.   The parties hereby confirm:

(a)           The Lease Commencement Date is December 1, 2012.

(b)           The Rent Commencement Date is March 15, 2013

(c)           The Lease Expiration Date is March 31, 2020.

2.              No Further Modification.   Except as set forth in this Memorandum, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Memorandum has been executed as of the day and year first above written.

“Landlord”:

278 UNIVERSITY INVESTORS, LLC,
a California Limited liability company

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Its:	MEMBER

“Tenant”:

INVITAE CORPORATION,
a Delaware corporation

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Its:	PRESIDENT & CEO